UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Pebblebrook Hotel Trust

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2 Bethesda Metro Center, Suite 1530

Bethesda, Maryland 20814

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF

PEBBLEBROOK HOTEL TRUST

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Shareholders (the “Annual Meeting”) of

Pebblebrook Hotel Trust (the “Company”) will be held on Tuesday, July 10, 2012 at 9:00 a.m., Eastern Time, at the DoubleTree by Hilton Bethesda-Washington DC, 8120 Wisconsin Avenue, Bethesda, Maryland 20814, for the following purposes:

1. to elect the trustees of the Company to serve until our 2013 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2. to ratify the appointment of KPMG LLP to serve as our independent registered public accountants for the year ending December 31, 2012;

3. to approve, in an advisory and non-binding vote, the compensation of our named executive officers as disclosed in this proxy statement;

4. to approve the amended and restated 2009 Equity Incentive Plan; and

5. to consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

Shareholders of record of the Company’s common shares of beneficial interest, $0.01 par value per share, at the close of business on April 16, 2012 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. If you wish to attend the Annual Meeting in person, please register in advance with Investor Relations by email at investors@pebblebrookhotels.com or by phone at (240) 507-1306. Attendance at the Annual Meeting will be limited to persons that register in advance and present proof of share ownership on the record date and picture identification. If you hold shares directly in your name as the shareholder of record, proof of ownership would include a copy of your account statement. If you hold shares through an intermediary, such as a broker, bank or other nominee, proof of share ownership would include a proxy from your broker, bank or other nominee or a copy of your brokerage or bank account statement. Additionally, if you intend to vote your shares at the Annual Meeting and hold your shares through an intermediary, you must request a “legal proxy” from your broker, bank or other nominee and bring the legal proxy to the Annual Meeting.

Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials through the Internet. On or about April 27, 2012, we expect to mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”), which will indicate how to access our proxy materials on the Internet.

Whether or not you plan to attend the Annual Meeting, your vote is very important, and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or through the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting will be contained in the proxy card or the Notice that you receive. If you execute a proxy by telephone, through the Internet or by mailing in a proxy card, but later decide to attend the Annual Meeting in person, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.

BY ORDER OF THE BOARD OF TRUSTEES

Raymond D. Martz Secretary

Bethesda, Maryland

April 27, 2012

2 Bethesda Metro Center, Suite 1530

Bethesda, Maryland 20814

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 10, 2012

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of trustees (the “Board of Trustees” or the “Board”) of Pebblebrook Hotel Trust (the “Company,” “we,” “us” or “our”) for use at our 2012 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the DoubleTree by Hilton Bethesda-Washington DC, 8120 Wisconsin Avenue, Bethesda, Maryland 20814, on Tuesday, July 10, 2012 at 9:00 a.m., Eastern Time, and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders, and at any adjournments or postponements thereof.

Pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials through the Internet. On or about April 27, 2012, we expect to mail to our shareholders either (i) a copy of the Proxy Statement, the accompanying proxy card, our annual report to shareholders and a Notice of Internet Availability of Proxy Materials (the “Notice”) in connection with the solicitation of proxies by our Board of Trustees for use at the Annual Meeting and any adjournments or postponements thereof or (ii) the Notice only. On the date of mailing, we will make our Proxy Statement, including the Notice of Annual Meeting attached hereto, and our annual report to shareholders, which will include our Annual Report on Form 10-K for the year ended December 31, 2011 (the “Annual Report on Form 10-K”), publicly available on the Internet according to the instructions provided in the Notice.

If you received a Notice by mail, you will not receive a printed copy of the proxy materials other than as described herein. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy through the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

This Proxy Statement, the accompanying proxy card and our annual report to shareholders, which includes our Annual Report on Form 10-K with audited financial statements as of and for the year ended December 31, 2011, are first being sent to our shareholders on or about April 27, 2012.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on July 10, 2012: This Proxy Statement and our annual report to shareholders are available on the Internet at www.proxyvote.com. On this site, you will be able to access this Proxy Statement, our annual report to shareholders, including our Annual Report on Form 10-K, and any amendments or supplements to the foregoing material that are required to be furnished to shareholders.

QUESTIONS AND ANSWERS

Q.	How will we solicit proxies for the Annual Meeting?

A.	We are soliciting proxies by mailing this Proxy Statement and proxy card to our shareholders. In addition to solicitation by mail, some of our trustees, officers and employees may make additional solicitations by telephone or in person without extra compensation. We will pay the solicitation costs and will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

We will employ Broadridge Financial Solutions to receive and tabulate the proxies.

Q.	Who is entitled to vote?

A.	All holders of record of our common shares of beneficial interest, par value $0.01 per share (“Common Shares”), as of the close of business on April 16, 2012, which is the record date, are entitled to vote at the Annual Meeting.

Q. What is the quorum for the Annual Meeting?

A.	A quorum at the Annual Meeting will consist of a majority of the votes entitled to be cast by the holders of all outstanding Common Shares. No business may be conducted at the meeting if a quorum is not present. As of the record date, 52,352,042 Common Shares were issued and outstanding. If less than a majority of our outstanding Common Shares entitled to vote are represented at the Annual Meeting, the chairperson of the meeting may adjourn or postpone the Annual Meeting to another date, time or place, not later than 120 days after the original record date of April 16, 2012. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment or postponement is taken.

Q.	How many votes do I have?

A.	You are entitled to one vote for each whole Common Share you held as of the record date. Our shareholders do not have the right to cumulate their votes for trustees.

Q.	How do I vote?

A.	You may vote by Internet, by telephone, by mail or in person at the Annual Meeting. Authorizing your proxy by one of the methods described below will not limit your right to attend the Annual Meeting and vote your Common Shares in person. Your proxy (one of the individuals named in your proxy card) will vote your Common Shares per your instructions. If you fail to provide instructions on a properly submitted proxy, your proxy will vote, as recommended by the Board of Trustees, in favor of (FOR ALL) the trustee nominees, in favor of (FOR) the ratification of the appointment of KPMG LLP as our independent registered public accountants, in favor of (FOR) the approval of the compensation of our named executive officers and in favor of (FOR) the approval of the amended and restated 2009 Equity Incentive Plan.

By Internet — before 11:59 PM Eastern Time on July 9, 2012

You may vote via the Internet by going to www.proxyvote.com and following the instructions on the screen. Have your Notice or proxy card available when you access the web page.

By Telephone — before 11:59 PM Eastern Time on July 9, 2012

You may vote by telephone by calling the toll-free telephone number on your proxy card (1-800-690-6903), which is available 24 hours a day, and following prerecorded instructions. Have your proxy card available when you call. If you hold your Common Shares in street name, your broker, bank, trustee or other nominee may provide additional instructions to you regarding voting your Common Shares by telephone.

By Mail — proxy card must be received by July 9, 2012

If you received your proxy materials by mail, you may vote by mail by marking the enclosed proxy card, dating and signing it, and returning it in the postage-paid envelope provided, or returning it to Pebblebrook Hotel Trust, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

In Person — only at the Annual Meeting on July 10, 2012

If you wish to attend the Annual Meeting, please register in advance with Investor Relations by email at investors@pebblebrookhotels.com or by phone at (240) 507-1306. Attendance at the Annual Meeting will be limited to persons that register in advance and present proof of share ownership as of the record date and picture identification. If you hold Common Shares directly in your name as the shareholder of record, proof of ownership would include a copy of your account statement. If you hold Common Shares through an intermediary, such as a broker, bank or other nominee, proof of share ownership would include a proxy from your broker, bank or other nominee or a copy of your brokerage or bank account statement. Additionally, if you intend to vote your Common Shares at the meeting and hold your Common Shares through an intermediary, you must request a “legal proxy” from your broker, bank or other nominee and bring that legal proxy to the meeting.

Q.	How do I vote my Common Shares that are held by my broker?

A.	If you have Common Shares held by a broker, you may instruct your broker to vote your Common Shares by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail, telephone and the Internet.

Q.	On what am I voting?

A.	You will be voting on:

•	Proposal 1: the election of seven trustees to hold office until our 2013 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

•	Proposal 2: the ratification of the appointment of KPMG LLP to serve as our independent registered public accountants for the year ending December 31, 2012;

•

Proposal 3: the approval, by advisory and non-binding vote, of the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables contained in this Proxy Statement); and

•	Proposal 4: the approval of the amended and restated 2009 Equity Incentive Plan

Q.	What vote is required to approve the proposals, assuming that a quorum is present at the Annual Meeting?

A.

Proposal	Vote Requirement
Proposal 1: Election of Trustees	The vote of a plurality of all of the votes cast at a meeting at which a quorum is present is necessary for the election of a trustee. For purposes of this vote, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Proposal 2: Ratification of Appointment of Independent Registered Public Accountants	The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is necessary to ratify the appointment of the Company’s independent registered public accountants, which is considered a routine matter. For purposes of this vote, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

Proposal 3: Approval, by Advisory and Non-binding Vote, of Executive Compensation (“Say-On-Pay”)	The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is necessary to approve, by non-binding vote, the compensation of our named executive officers. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. Although the advisory vote is non-binding, the Board of Trustees will review the results of the vote and will take them into account in making determinations concerning executive compensation.

Proposal 4: Approval of Amended and Restated 2009 Equity Incentive Plan	The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is necessary to approve the amended and restated 2009 Equity Incentive Plan, provided that the total vote cast on the proposal represents more than 50% of all the Common Shares entitled to vote on the proposal. For purposes of this vote, abstentions and broker non-votes will have the same effect as votes against the proposal, unless holders of more than 50% of the votes entitled to be cast vote, in which event broker non-votes will have no effect on the result of the vote. Both abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

Q.	How are abstentions and broker non-votes treated?

A.

A “broker non-vote” occurs when a bank, broker or other holder of record holding Common Shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not count “for” or “against” Proposals 1 and 3 and thus will have no effect on the result of the voting on these proposals. Abstentions will not count “for” or “against” Proposal 2 and thus will have no effect on the result of the voting on this proposal. Abstentions will have the effect of votes “against” Proposal 4 unless holders of more than 50% of the votes entitled to be cast vote, in which event abstentions will not have any effect on the result of the vote.

Under the rules of the New York Stock Exchange (the “NYSE”), brokerage firms may have the discretionary authority to vote their customers’ Common Shares on certain routine matters for which they do not receive voting instructions, including the ratification of independent auditors, and thus brokers may vote on Proposal 2. The NYSE has stated that the uncontested election of trustees is no longer considered a “routine” matter for purposes of broker discretionary voting. The SEC has specifically prohibited broker discretionary voting with respect to the advisory vote on executive compensation.

Q.	Will there be any other items of business on the agenda?

A.	The Board of Trustees does not know of any other matters that may be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the Board of Trustees. In the event that any other matter should properly come before the Annual Meeting or any nominee is not available for election, the persons named in the enclosed proxy will have authority to vote all proxies with respect to such matters in their discretion.

Q.	What happens if I submit my proxy without providing voting instructions on all proposals?

A.	Proxies properly submitted will be voted at the Annual Meeting in accordance with your directions. If a properly submitted proxy does not provide voting instructions on a proposal, the proxy will be voted to elect (FOR ALL) all of the trustee nominees listed in “Proposal 1 — Election of Trustees,” in favor of (FOR) “Proposal 2 — Ratification of Appointment of Independent Registered Public Accountants,” in favor of (FOR) “Proposal 3 — Approval, by Advisory and Non-binding Vote, of Executive Compensation (“Say-On-Pay”),” and in favor of (FOR) “Proposal 4 — Approval of Amended and Restated 2009 Equity Incentive Plan.”

Q.	Will anyone contact me regarding this vote?

A.	No arrangements or contracts have been made with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. Solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Q.	Who has paid for this proxy solicitation?

A.	We have paid the entire expense of preparing, printing and mailing the proxy materials and any additional materials furnished to shareholders. Proxies may be solicited by our trustees, officers or employees personally or by telephone without additional compensation for such activities. We also will request persons, firms and corporations holding Common Shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. We will reimburse such holders for their reasonable expenses.

Q.	May shareholders ask questions at the Annual Meeting?

A.	Yes. There will be time allotted at the meeting when our representatives will answer questions from the floor.

Q.	What does it mean if I receive more than one proxy card?

A.	It probably means your Common Shares are registered differently and are in more than one account. Sign and return, or vote by Internet or phone, all proxy cards to ensure that all your Common Shares are voted.

Q.	Can I change my vote after I have voted?

A.

Yes. A shareholder may revoke a proxy at any time prior to its exercise by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting by mail, phone or Internet a proxy to our corporate secretary bearing a later date or by appearing at the meeting and voting in person. Proxies properly submitted by mail, phone or Internet do not preclude a shareholder from voting in person at the meeting. Attendance at the meeting will not by itself constitute revocation of a proxy.

Q.	Can I find additional information on the Company’s website?

A.	Yes. Our Internet website is located at www.pebblebrookhotels.com. Although the information contained on our website is not part of this Proxy Statement, you can view additional information on the website, such as our corporate governance guidelines, our code of business conduct and ethics, charters of the committees of our Board and reports that we file with the SEC.

PROPOSAL 1: ELECTION OF TRUSTEES

Our Board of Trustees consists of seven members who serve for a term of one year and until their successors are duly elected and qualified. The term of membership expires at each Annual Meeting of Shareholders.

At the Annual Meeting, all seven of our current trustees are nominated for election to serve until the 2013 Annual Meeting of Shareholders and until their successors are duly elected and qualified. The Board of Trustees has nominated each of our current trustees, Jon E. Bortz, Cydney C. Donnell, Ron E. Jackson, Phillip M. Miller, Michael J. Schall, Earl E. Webb and Laura H. Wright (each, a “Nominee” and, collectively, the “Nominees”), for election as a trustee to serve until the 2013 Annual Meeting of Shareholders and until his or her successor is duly elected and qualified. The Board of Trustees anticipates that each Nominee will serve, if elected, as a trustee. However, if any person nominated by the Board of Trustees is unable or unwilling to serve, the proxies will be voted for the election of such other person or persons as the Board of Trustees may recommend.

THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE “FOR ALL” NOMINEES IN PROPOSAL 1.

Information Regarding the Nominees

We believe that all of the Nominees are intelligent, experienced, collegial, insightful and proactive with respect to management and risk oversight, and that they exercise good judgment. The biographical descriptions below set forth certain information with respect to each Nominee, including the experience, qualifications, attributes or skills of each Nominee that led us to conclude that such person should serve as a trustee. Six of our current trustees have served on the Board since the completion of our initial public offering of Common Shares (our “IPO”) in December 2009. Mr. Bortz, our Chairman, President and Chief Executive Officer, has served on the Board since our inception on October 2, 2009.

Name	Age	Background Information
Jon E. Bortz Chairman of the Board, President and Chief Executive Officer	55	Mr. Bortz has served as our Chairman of the Board, President and Chief Executive Officer since our formation in October 2009. Mr. Bortz served as President, Chief Executive Officer and a Trustee of LaSalle Hotel Properties, a publicly-traded hotel REIT, from its formation in April 1998 until his retirement in September 2009. In addition, Mr. Bortz served as Chairman of the Board of LaSalle Hotel Properties from January 1, 2001 until his retirement.
		Prior to forming LaSalle Hotel Properties, Mr. Bortz founded the Hotel Investment Group of Jones Lang LaSalle Incorporated in January 1994 and as its President oversaw all of Jones Lang LaSalle’s hotel investment and development activities. From January 1995 to April 1998, as Managing Director of Jones Lang LaSalle’s Investment Advisory Division, he was also responsible for certain East Coast development projects. From January 1990 to 1995, he was a Senior Vice President of Jones Lang LaSalle’s Investment Division, with responsibility for East Coast development projects and workouts. Mr. Bortz joined Jones Lang LaSalle in 1981. He is a current member of the Executive Committee of the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, and serves on the board of trustees of Federal Realty Investment Trust and the board of directors of Metropark USA, Inc. Mr. Bortz holds a B.S. in Economics from The Wharton School of the University of Pennsylvania and is a Certified Public Accountant (inactive). Among other qualifications, Mr. Bortz brings to our Board of Trustees executive leadership experience, including his long and distinguished career as chairman and chief executive of a publicly traded REIT in the lodging industry, along with extensive experience in hotel asset management and development.

Name	Age	Background Information
Cydney C. Donnell Independent Trustee	52	Ms. Donnell has served on our Board since the completion of our IPO in December 2009. She has been an Executive Professor at the Mays Business School of Texas A&M University since August 2004, where she currently serves as Director of Real Estate Programs and the Associate Department Head – Finance. Ms. Donnell joined the Mays School in January 2004. Ms. Donnell was formerly a principal and Managing Director of European Investors/E.I.I. Realty Securities, Inc., or EII. Ms. Donnell served in various capacities at EII and was Chair of the Investment Committee from 2002 to 2003, the Head of the Real Estate Securities Group and Portfolio Manager from 1992 to 2002 and Vice President and Analyst from 1986 to 1992. Prior to joining EII, she was a real estate lending officer at RepublicBanc Corporation in San Antonio from 1982 to 1986. She currently serves as a member of the Executive Committee and Nominating and Corporate Governance Committee of the Board of Directors of American Campus Communities, a publicly traded, student-housing REIT, as a member of the Valuation, Nominating and Compensation, and Audit Committee of the Board of Directors of Madison Harbor Balanced Strategies, Inc., a real estate fund of funds registered under the Investment Company Act of 1940, and as a current member and former Chair of the Board of Trustees of the Employee Retirement System of Texas. Ms. Donnell has served on the Board and Institutional Advisory Committee of NAREIT. Ms. Donnell received a B.B.A. from Texas A&M University and an M.B.A. from Southern Methodist University.
		Among other qualifications, Ms. Donnell brings to our Board executive leadership experience, including experience in the public real estate industry and investment experience in publicly traded real estate securities, along with experience from teaching corporate governance at the business school level.

Ron E. Jackson Independent Trustee	69	Mr. Jackson has served on our Board since the completion of our IPO in December 2009. Mr. Jackson is the President and Chief Executive Officer of Meadowbrook Golf, a multi-faceted golf company with divisions in golf turf equipment, golf maintenance and golf operations. Prior to joining Meadowbrook Golf in January 2001, Mr. Jackson was the President and Chief Operating Officer of Resort Condominiums International, or RCI, a Cendant Company with 2,600 resorts in 109 countries. Prior to RCI, Mr. Jackson was the Chief Operating Officer of Chartwell Leisure, a hotel owner/operator and developer. Prior to Chartwell Leisure, Mr. Jackson was the founder, President and Chief Executive Officer of Sunbelt Hotels and Sunbelt Management Company, which was the largest franchisee of Hilton Hotels in the United States. Mr. Jackson received a B.S. in Finance and Marketing from Brigham Young University and an M.B.A. from the University of Utah.
		Among other qualifications, Mr. Jackson brings to our Board executive leadership experience, including his experience as a chief executive of a large company in the golf industry, along with significant experience as a senior executive in the lodging and resort industry.

Name	Age	Background Information
Phillip M. Miller Independent Trustee	59	Mr. Miller has served on our Board since May 2011. Mr. Miller is Senior Vice President and Group Head of MasterCard Worldwide, where he is responsible for the disciplines of market development and marketing for the e-commerce and retail business groups. From 2005 to 2010, Mr. Miller served as Global Solutions Leader for MasterCard Advisors, where he was responsible for consulting engagements in strategy and information services for large Banks and Card Acquirers globally. Prior to joining MasterCard, from 2002 to 2005, Mr. Miller served as Executive Chairman of Teleglobal International, LTD, a stored-value, secure online payments product, where he was responsible for general management of the company. From 2001 to 2002, Mr. Miller was President and Chief Executive Officer of Chase Merchant Services, LLC, a division of Chase Bank, where he served as operational head and general manager of the largest card acquiring business in the United States. From 1995 to 2001, Mr. Miller served as Chief Marketing Officer and Head of Product Development for GE Money, the consumer financial services division of General Electric Company in over 15 countries globally. From 1985 to 1995, Mr. Miller served as Vice President of International Product Development and Marketing for Citibank’s International Private Banking business in major money centers globally. Mr. Miller received his B.S. in Marketing and his M.B.A. in International Business and Finance from The American University in Washington, D.C. Mr. Miller received a Certificate of Corporate Governance — Effectiveness and Accountability in the Boardroom from J.L. Kellogg Graduate School of Management at Northwestern University.
		Among other qualifications, Mr. Miller brings to our Board executive leadership experience, including his extensive experience as a senior executive in the financial services industry, along with his significant marketing and consulting expertise.

Name	Age	Background Information
Michael J. Schall Independent Trustee	54	Mr. Schall has served on our Board since the completion of our IPO in December 2009. Since January 2011, he has served as President and Chief Executive Officer of Essex Property Trust, Inc., or Essex, a publicly traded multifamily REIT. Mr. Schall was Essex’s Senior Executive Vice President and Chief Operating Officer from 2005 to January 2011, where he was responsible for the strategic planning and management of Essex’s property operations, redevelopment and co-investment programs. Mr. Schall is also currently a member of the Board of Directors of Essex. From 1993 to 2005, Mr. Schall was Essex’s Chief Financial Officer, responsible for the organization’s financial and administrative matters. He joined The Marcus & Millichap Company in 1986, and was the Chief Financial Officer of Essex’s predecessor, Essex Property Corporation. From 1982 to 1986, Mr. Schall was Director of Finance for Churchill International, a technology-oriented venture capital company. From 1979 to 1982, Mr. Schall was employed in the audit department of Ernst & Young (then known as Ernst & Whinney), where he specialized in the real estate and financial services industries. Mr. Schall received a B.S. from the University of San Francisco. Mr. Schall is a Certified Public Accountant (inactive) and is a member of NAREIT, the National Multi Housing Council and the American Institute of Certified Public Accountants.
		Among other qualifications, Mr. Schall brings to our Board executive leadership experience, including his distinguished career as a senior executive and chief executive of a publicly traded REIT, along with extensive experience in accounting and finance.

Earl E. Webb Independent Trustee	55

Mr. Webb has served on our Board since the completion of our IPO in December 2009. Mr. Webb is President of U.S. Operations for Avison Young, LLC, or Avison, a Canada-based commercial real estate company. Prior to joining Avison, from January 2003 to August 2009, Mr. Webb was the Chief Executive Officer of Jones Lang LaSalle’s Capital Markets Group in the Americas, where he was responsible for strategic direction and management of all capital markets activities throughout the region. From February 1999 to December 2002, Mr. Webb served as Chief Executive Officer of Jones Lang LaSalle Americas, Inc., directing all of the firm’s Corporate Solutions, Investors Services and Capital Markets businesses throughout the Americas, and from 1985 to February 1999, he held other various positions with that company. From 1981 to 1985, Mr. Webb served as Second Vice President in the Capital Markets Group at Continental Illinois National Bank. Mr. Webb holds a B.S. from the University of Virginia and an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University. He is a Registered Securities Principal series 7, 24 and 63, is an Associate Member of the Urban Land Institute and is a member of the International Council of Shopping Centers, the Real Estate Investment Advisory Council and the Real Estate Roundtable.

Among other qualifications, Mr. Webb brings to our Board executive leadership experience, including his extensive experience as a senior executive in the real estate and financial services industries, along with his significant capital markets expertise.

Name	Age	Background Information
Laura H. Wright Independent Trustee	52

Ms. Wright has served on our Board since the completion of our IPO in December 2009. Ms. Wright is Senior Vice President Finance and Chief Financial Officer of Southwest Airlines Co., or Southwest. From 1998 to July 2004, Ms. Wright served as Southwest’s Vice President Finance and Treasurer. From 1988 to 1998, Ms. Wright served as Assistant Treasurer, Director Corporate Finance and Director Corporate Tax of Southwest. Prior to joining Southwest, Ms. Wright was a Tax Manager with Arthur Young & Company. Ms. Wright received a B.S.A. and an M.S.A. from the University of North Texas. Ms. Wright is a Certified Public Accountant and is a member of the Texas Society of Certified Public Accountants, the Financial Executives Institute and the North Texas CFO Forum.

Among other qualifications, Ms. Wright brings to our Board executive leadership experience, including her significant experience as a senior executive in the travel industry, along with her expertise in accounting, finance and financial reporting for a public company.

Sound Corporate Governance Practices

We are committed to what we believe are sound corporate governance practices, including having a strong, majority-independent, non-classified Board and maintaining clear share ownership guidelines.

Board of Trustees Structure

•	All of the members of our Board of Trustees must be elected annually.

•	Our trustees are subject to our trustee resignation policy as part of our policy on voting procedures with respect to the election of trustees.

•	A majority of the members of our Board of Trustees are independent of the Company and its officers and employees.

•	All members of the three standing committees of our Board of Trustees are independent of the Company and our officers and employees.

•	The independent members of our Board of Trustees, as well as each of its three standing committees, meet regularly without the presence of any of our officers or employees.

Share Ownership Guidelines

•

We have adopted share ownership guidelines that apply to our independent trustees. Each trustee should own shares of beneficial interest of our Company in aggregate value at least equal to 250% of the amount of annual compensation the trustee receives for services as a trustee of our Company.

•

We have adopted share ownership guidelines that apply to our named executive officers. Each named executive officer should own shares of beneficial interest of our Company in aggregate value at least three times (and, in the case of our Chief Executive Officer, five times) the amount of the executive officer’s annual base salary.

Prohibition Against Hedging

•

Our insider trading policy prohibits our officers, trustees, employees and consultants of the Company and their respective family members from, among other prohibited activities, engaging in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of insider trading laws. We prohibit our officers, trustees, employees and consultants of the Company and their respective family members from engaging in short sales of the Company’s securities and transactions in publicly traded options on the Company’s securities, such as puts, calls and other derivative securities, on an exchange or in any other market.

Adoption of Compensation Clawback Policy

•

We expected the SEC, in accordance with the requirements of the Dodd-Frank Act, to issue in 2011 regulations regarding clawback policies. We had intended to implement our own formal clawback policy once the applicable SEC regulations were enacted. The SEC did not enact regulations in 2011, but indicated that it will propose regulations before June 2012 and implement regulations before January 2013. We intend to adopt a clawback policy that will apply to our executive officers in conformity with the SEC regulations once they have been implemented. We have chosen to wait to adopt a formal policy until the SEC issues its regulations to insure that our policy will be fully compliant.

The Board of Trustees and Its Committees

The Company is managed under the direction of our seven-member Board of Trustees. Members of our Board are kept informed of our business through discussions with our executive officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Six of the trustees are independent of the Company’s officers and employees. The Board of Trustees held nine meetings during 2011, consisting of four in-person meetings and five telephonic meetings. Other than Mr. Miller, who joined our Board in May 2011, no trustee attended less than 75% of these meetings. Mr. Miller attended all of the meetings that took place after he joined our Board. Pebblebrook Hotel Trust has three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Our Board of Trustees may from time to time establish other committees to facilitate the management of our Company. Each of these committees has a written charter, adopted by the Board of Trustees, has four members and is composed exclusively of independent trustees, as defined in the rules and listing qualifications of the NYSE and, with respect to the members of the Audit Committee, Rule 10A-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Board of Trustees does not have a policy with respect to trustees’ attendance at annual meetings of shareholders, and, because of the routine nature of the meetings and anticipated low levels of in-person shareholder participation at annual meetings of shareholders, members of the Board of Trustees are not expected to attend the Annual Meeting. None of the trustees attended the Annual Meeting in 2011.

We describe the three committees of the Board of Trustees below, and the members of the committees are identified in the following table.

Trustee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Cydney C. Donnell	✓	✓
Ron E. Jackson		✓	✓
Phillip M. Miller	✓	✓
Michael J. Schall	✓		Chair
Earl E. Webb		Chair	✓
Laura H. Wright	Chair		✓

Total Meetings Held in 2011	4	4	4

Audit Committee

The Audit Committee is responsible for reviewing and discussing with management and our independent public accountants our annual and quarterly financial statements, engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the performance and independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. Ms. Wright, one of our independent trustees, chairs our Audit Committee and serves as our “audit committee financial expert,” as that term is defined by the SEC.

Each member of the Audit Committee is financially literate and able to read and understand fundamental financial statements. The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. Additionally, the Audit Committee is responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a real estate investment trust (“REIT”) under Sections 856-860 of the Internal Revenue Code of 1986 (the “Code”).

The Audit Committee met a total of four times in 2011. The Board of Trustees has affirmatively determined that each Audit Committee member is independent as defined in Sections 303A.02 and 303A.07 of the listing standards of the NYSE and under the SEC rules for audit committees. The Audit Committee has adopted a written charter which outlines certain specified responsibilities of the Audit Committee and complies with the rules of the SEC and the NYSE. The charter is available on our website at www.pebblebrookhotels.com.

Compensation Committee

The Compensation Committee exercises all powers delegated to it by the Board of Trustees in connection with compensation matters. In connection with those responsibilities, the Compensation Committee has the sole authority to retain and terminate compensation consultants employed by it to help evaluate the Company’s compensation programs. In 2011, the Compensation Committee retained Mercer, a wholly owned subsidiary of Marsh & McLennan Companies, Inc., to assist the Committee with its responsibilities related to the Company’s executive compensation programs. The Compensation Committee has determined that Mercer meets the criteria for an independent consultant in accordance with SEC guidelines for such services. The Compensation Committee also has authority to grant awards under the Company’s 2009 Equity Incentive Plan (the “2009 Equity Incentive Plan”).

The Compensation Committee met a total of four times in 2011. The Board of Trustees has affirmatively determined that each member of this committee is independent under the NYSE listing standards. The Compensation Committee has adopted a written charter which outlines certain specified responsibilities of the Compensation Committee and complies with the rules of the SEC and the NYSE. The charter is available on our website at www.pebblebrookhotels.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for seeking, considering and recommending to the full Board of Trustees qualified candidates for election as trustees and recommending a slate of nominees for election as trustees at the Annual Meeting of Shareholders, making recommendations to the Board of Trustees regarding candidates to fill vacancies in the Board of Trustees, periodically preparing and submitting to the Board of Trustees for adoption the selection criteria for trustee nominees, reviewing and making recommendations on matters involving general operation of the Board of Trustees and our corporate governance and annually recommending to the Board of Trustees nominees for each committee of the Board of Trustees. In addition, this committee annually facilitates the assessment of the Board of Trustees’ performance as a whole and of the individual trustees and officers and reports thereon to the Board of Trustees. Mr. Schall chairs our Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee met a total of four times in 2011 and met after the end of the fiscal year to recommend to the full Board of Trustees each of the Nominees, as presented herein. The Board of Trustees has affirmatively determined that each member of this committee is independent under the NYSE listing standards. The Nominating and Corporate Governance Committee has adopted a written charter which outlines certain specified responsibilities of the Nominating and Corporate Governance Committee and complies with the rules of the SEC and the NYSE. The charter is available on our website at www.pebblebrookhotels.com.

Majority Trustee Independence

Our Corporate Governance Guidelines require that a majority of our trustees be independent. Our Board of Trustees has adopted the categorical standards prescribed by the NYSE to assist the Board of Trustees in evaluating the independence of each of the trustees. The categorical standards describe various types of relationships that could potentially exist between a trustee and our Company and sets thresholds at which such relationships would be deemed material. Provided that no relationship or transaction exists that would disqualify a trustee under the categorical standards and the Board of Trustees determines, taking into account all facts and circumstances, that no other material relationship between our Company and the trustee exists of a type not specifically mentioned in the categorical standards, the Board of Trustees will deem such person to be independent. A trustee shall not be independent if he or she satisfies any one or more of the following criteria:

•

a trustee who is, or who has been within the last three years, an employee of our Company, or whose immediate family member is, or has been within the last three years, an executive officer of the Company;

•

a trustee who has received, or who has an immediate family member serving as an executive officer who has received, during any twelve-month period within the last three years more than $120,000 in direct compensation from our Company (excluding trustee and committee fees and pension/other forms of deferred compensation for prior service that is not contingent in any way on continued service);

•

(i) a trustee who is or whose immediate family member is a current partner of a firm that is our Company’s internal or external auditor; (ii) a trustee who is a current employee of such a firm; (iii) a trustee who has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (iv) a trustee who was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our Company’s audit within that time;

•

a trustee who is or has been within the last three years, or whose immediate family member is or has been within the last three years, employed as an executive officer of another company where any of our Company’s present executives at the same time serves or served on that company’s compensation committee; or

•

a trustee who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, our Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (as reported for the last completed fiscal year).

Under these criteria, our Board of Trustees has determined that the following members of our Board of Trustees are independent: Cydney C. Donnell, Ron E. Jackson, Phillip M. Miller, Michael J. Schall, Earl E. Webb and Laura H. Wright. We presently have seven trustees, including these six independent trustees.

Trustee Compensation

Each trustee who is not an employee of, or affiliated with, the Company receives an annual retainer fee of $50,000, at least half of which is paid in Common Shares. Prior to the beginning of each year, each trustee may elect whether to receive a greater percentage of the annual retainer fee in Common Shares in lieu of cash. Payment of the annual retainer fee, whether in cash or Common Shares, is made in January of the calendar year following the year in which the trustee served on the Board of Trustees. The number of Common Shares issued is determined by dividing the dollar amount each trustee elects to receive in the form of Common Shares by the average of the closing prices of Common Shares on the NYSE for the ten trading days preceding the date of payment.

The Chairperson of the Audit Committee and the Chairperson of the Compensation Committee receive an additional $10,000 and $5,000 in compensation, respectively, which is subject to the same cash or Common Shares election described above. New independent trustees receive a one-time grant of 2,500 restricted Common Shares, which vest ratably over three years subject to the recipient’s continued service on the Board of Trustees. Five of the current independent trustees received this one-time grant of 2,500 restricted Common Shares upon completion of our IPO on December 14, 2009, and Mr. Miller received his grant on May 6, 2011, when he joined the Board of Trustees. Trustees do not receive any additional compensation in any form for their service, including for attendance at meetings of the Board or its committees. The Company reimburses trustees for out-of-pocket expenses incurred in connection with their service on the Board of Trustees.

For the year ended December 31, 2011, the trustees who were not employees of the Company earned for their service the compensation shown in the table below. The Company records the total value of the compensation received by the trustees on its financial statements for the year in which the fees are earned.

Summary of Non-Executive Trustee 2011 Compensation

Name	Fees Earned or Paid in Cash		Share Awards(1)	Total
Cydney C. Donnell	$25,000	(2)	$25,389	$50,389
Ron E. Jackson	$—	(3)	$50,778	$50,778
Phillip M. Miller	$16,439	(4)	$16,692	$33,131
Michael J. Schall	$—	(5)	$50,778	$50,778
Earl E. Webb	$27,500	(6)	$27,924	$55,424
Laura H. Wright	$30,000	(7)	$30,479	$60,479

(1)	All share awards were granted pursuant to our 2009 Equity Incentive Plan on January 3, 2012 and were fully vested on the grant date. The dollar value is computed in accordance with Accounting Standards Codification 718, Share-Based Payment, and reflects the grant date fair value of share awards granted in 2012 for service in 2011.

(2)	Ms. Donnell elected to receive half of her $50,000 fee for service in the form of 1,302 Common Shares valued at a price per share of $19.198, which was the average of the closing prices of Common Shares on the NYSE for the ten trading days preceding the date of payment.

(3)	Mr. Jackson elected to receive his entire $50,000 fee for service in the form of 2,604 Common Shares valued at a price per share of $19.198, which was the average of the closing prices of Common Shares on the NYSE for the ten trading days preceding the date of payment.

(4)	Mr. Miller joined the Board of Trustees on May 6, 2011 and elected to receive half of his $32,877 pro rated fee for service in the form of 856 Common Shares valued at a price per share of $19.198, which was the average of the closing prices of Common Shares on the NYSE for the ten trading days preceding the date of payment.

(5)	Mr. Schall elected to receive his entire $50,000 fee for service in the form of 2,604 Common Shares valued at a price per share of $19.198, which was the average of the closing prices of Common Shares on the NYSE for the ten trading days preceding the date of payment.

(6)	Mr. Webb elected to receive half of his $55,000 fee for service in the form of 1,432 Common Shares valued at a price per share of $19.198, which was the average of the closing prices of Common Shares on the NYSE for the ten trading days preceding the date of payment.

(7)	Ms. Wright elected to receive half of her $60,000 fee for service in the form of 1,563 Common Shares valued at a price per share of $19.198, which was the average of the closing prices of Common Shares on the NYSE for the ten trading days preceding the date of payment.

Share Ownership Guidelines for Independent Trustees

In 2010, the Board established share ownership guidelines for independent trustees of the Company. The Board believes that encouraging each trustee to maintain a meaningful ownership interest in the Company relative to his or her annual fees for service as a trustee is in the best interest of the Company and its shareholders. Pursuant to the guidelines, the Board recommends that by December 31, 2014 each current trustee should own shares in the Company having an aggregate value equal to or greater than 250% of his or her total annual compensation for service on the Board, including any fees for service as a committee chairperson. Common Shares, restricted Common Shares subject to time-based vesting, deferred Common Shares, if any, and preferred shares of beneficial interest of the Company, or Preferred Shares, will count toward the recommended level of share ownership. Any new trustees will have five years from the time of their joining the Board to attain the recommended level of share ownership. Once the Board has determined that a trustee has met the recommended level of share ownership, declines in the market value of those shares following that determination will not change the Board’s determination. The Board has determined that five of our six independent trustees own shares in excess of the recommended level of share ownership for independent trustees. Mr. Miller, who became a trustee in May 2011, has not yet met the recommended level of share ownership.

Nomination of Trustees

Before each annual meeting of shareholders, the Nominating and Corporate Governance Committee considers the nomination of all trustees whose terms expire at the next annual meeting of shareholders and also considers new candidates whenever there is a vacancy on the Board of Trustees or whenever a vacancy is anticipated due to a change in the size or composition of the Board of Trustees, a retirement of a trustee or for any other reason. In addition to considering incumbent trustees, the Nominating and Corporate Governance Committee identifies trustee candidates based on recommendations from the trustees, shareholders, management and others. The Nominating and Corporate Governance Committee may in the future engage the services of third-party search firms to assist in identifying or evaluating trustee candidates. No such firm was engaged in 2011.

The Nominating and Corporate Governance Committee evaluates annually the effectiveness of the Board of Trustees as a whole and of each individual trustee and identifies any areas in which the Board of Trustees would be better served by adding new members with different skills, backgrounds or areas of experience. The Board of Trustees considers trustee candidates, including those nominated by shareholders, based on a number of factors including: whether the candidate will be “independent,” as such term is defined by the NYSE listing standards; whether the candidate possesses the highest personal and professional ethics, integrity and values; whether the candidate contributes to the overall diversity of the Board of Trustees; and whether the candidate has an inquisitive and objective perspective, practical wisdom and mature judgment. Candidates are also evaluated on their understanding of our business, experience and willingness to devote adequate time to carrying out their duties as trustees of the Company. The Nominating and Corporate Governance Committee also monitors the mix of skills, experience and background to assure that the Board of Trustees has the necessary composition to effectively perform its oversight function.

We do not have a formal policy about diversity of Board membership, but the Nominating and Corporate Governance Committee does consider a broad range of factors when nominating trustee candidates to the Board of Trustees, including differences of viewpoint, professional experience, education, skill, other personal qualities and attributes, race, gender and national origin. The Nominating and Corporate Governance Committee neither includes nor excludes any candidate from consideration solely based on the candidate’s diversity traits.

The Nominating and Corporate Governance Committee will consider appropriate nominees for trustees whose names are submitted in writing by a shareholder of the Company. Trustee candidates submitted by our shareholders will be evaluated by the Nominating and Corporate Governance Committee on the same basis as any other trustee candidates. Nominations must be addressed to Pebblebrook Hotel Trust, 2 Bethesda Metro Center, Suite 1530, Bethesda, Maryland 20814, Attn: Raymond D. Martz, Secretary, and must describe the nominee’s qualifications and other relevant biographical information and provide confirmation of the nominee’s consent to serve as a trustee if elected. In order to be considered for the next annual election of trustees, any such written request must comply with the requirements set forth in the bylaws of the Company and as set forth below under “Other Matters — Shareholder Proposals.”

Executive Sessions of Our Independent Trustees

As required by the NYSE rules, the independent trustees, or the non-management trustees, of our Board regularly meet in executive session, without members of management present. Generally, these executive sessions follow a regularly scheduled meeting of the Board. In 2011, the independent trustees of the Board met in executive session four times. The Chairperson of the Nominating and Corporate Governance Committee, Michael J. Schall, presides over the executive sessions of the Board.

We have implemented procedures for interested parties, including shareholders, who wish to communicate directly with our independent trustees. We believe that providing a method for interested parties to communicate directly with our independent trustees, rather than with the full Board of Trustees, provides a more confidential, candid and efficient method of relaying any interested party’s concerns or comments. See “— Communication with the Board of Trustees, Independent Trustees and the Audit Committee.”

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Earl E. Webb (Chairperson), Cydney C. Donnell, Ron E. Jackson and Phillip M. Miller. None of the members of our Compensation Committee is or has been one of our employees or officers. None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our Board of Trustees or Compensation Committee.

Corporate Governance Matters

Conflicts of Interest and Related Party Matters

Our Corporate Governance Guidelines, which apply to our officers, trustees and employees when such individuals are acting for or on our behalf, provide in writing that each member of our Board of Trustees will disclose any potential conflicts of interest to the Board and, if appropriate, refrain from voting on a matter in which the trustee may have a conflict of interest. Our Code of Business Conduct and Ethics requires our employees to report any actual conflict of interest to a supervisor, manager or other appropriate personnel. Any waiver of the Code of Business Conduct and Ethics for our executive officers or trustees may be made only by our Board of Trustees or one of the Board’s committees. We anticipate that any waivers of our Code of Business Conduct and Ethics will be posted on our website. The Code of Business Conduct and Ethics can be found under “Corporate Governance” on our website at www.pebblebrookhotels.com.

The Board of Trustees is responsible for reviewing any transactions in which an executive officer or trustee, any nominee for trustee or any immediate family member of any such person has or will have a direct or indirect material interest. Our Code of Business Conduct and Ethics expressly prohibits the continuation of any conflict of interest by an employee, officer or trustee except under guidelines approved by the Board of Trustees. Because the facts and circumstances regarding potential conflicts are difficult to predict, the Board of Trustees has not adopted a written policy for evaluating general conflicts of interests. In the event a conflict of interest arises concerning a matter to be voted on by the Board or any of its committees, the Board of Trustees will review, among other things, the facts and circumstances of the conflict, the Company’s applicable corporate governance policies, the effects of any potential waivers of those policies, applicable state law, and NYSE continued listing rules and regulations, and will consider the advice of counsel, before making any decisions regarding the conflict.

The Board has adopted a policy for evaluating potential conflicts of interest with respect to investments by our trustees and executive officers in hotel properties. This policy provides that our trustees and executive officers may not acquire a controlling interest or a 5% or greater equity interest in any hotel property or hotel development project without first receiving approval from our Chief Executive Officer and the Nominating and Corporate Governance Committee. The policy does not apply to investments in publicly traded securities and passive investments in private entities such as limited partnerships or limited liability companies.

Trustee Resignation Policy — Policy on Voting Regarding Trustees

The Company has a trustee resignation policy as part of our policy on voting procedures with respect to the election of trustees. Pursuant to the policy, in an uncontested election of trustees, any nominee who receives a greater number of votes withheld from his or her election than votes for his or her election will, within two weeks following certification of the shareholder vote by the Company, submit a written resignation offer to the Board of Trustees for consideration by our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days following certification by the Company of the shareholder vote at the election, make a recommendation to the Board of Trustees concerning the acceptance or rejection of the resignation offer.

In determining its recommendation to the Board of Trustees, the Nominating and Corporate Governance Committee will consider all factors its members deem relevant, which may include:

•	any stated reason or reasons why shareholders who cast withheld votes for the trustee did so;

•	the qualifications of the trustee; and

•	whether the trustee’s resignation from the Board of Trustees would be in the Company’s best interest and the best interest of our shareholders.

The Nominating and Corporate Governance Committee may also consider alternatives to acceptance or rejection of the trustee’s resignation offer as the members of the Nominating and Corporate Governance Committee deem appropriate, which may include:

•	continued service by the trustee until the next relevant meeting of shareholders;

•	rejection of the resignation offer; or

•	rejection of the resignation offer coupled with a commitment to seek to address the underlying cause or causes of the majority-withheld vote.

The Board of Trustees will take formal action on the recommendation no later than 90 days following certification of the shareholder vote by the Company. In considering the recommendation, the Board of Trustees will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and any additional information, factors and alternatives as the Board of Trustees deems relevant. The recommendation of the Nominating and Corporate Governance Committee will not be binding on the Board. Any trustee tendering a resignation offer will not participate in the Nominating and Corporate Governance Committee or Board’s consideration of whether to accept the resignation offer. We will publicly disclose, in a Current Report on Form 8-K filed with the SEC, the decision of the Board of Trustees. The Board of Trustees will also provide an explanation of the process by which the decision was made and, if applicable, its reason or reasons for rejecting the tendered resignation.

Board and Management Leadership

Mr. Bortz serves as both our Chairman and our Chief Executive Officer. We have not appointed a lead independent trustee. The Board of Trustees has appointed the Chairperson of the Nominating and Corporate Governance Committee, Michael J. Schall, to preside over executive sessions of the independent trustees and meetings of the full Board of Trustees when our Chairman is absent.

We believe that it is in the best interests of our shareholders for Mr. Bortz to serve as our Chairman because of his unique insight into the Company as well as the lodging industry and his excellent reputation among institutional investors. We believe that regular meetings of independent trustees, without management present, and permitting all trustees to add items to the agenda of meetings of the Board and its committees mitigates the risk that having our Chief Executive Officer serve as our Chairman may cause management to have undue influence on our Board of Trustees.

Risk Management

Our Board of Trustees takes an active and informed role in the Company’s risk management policies and strategies. At least annually, the Company’s executive officers, who are responsible for the Company’s day-to-day risk management practices, present to the Board of Trustees a comprehensive report on the material risks to the Company, including credit risk, liquidity risk, financial risk and operational risk. At that time, the management team also reviews with the Board of Trustees the Company’s risk mitigation policies and strategies specific to each risk that is identified. If necessary, the Board of Trustees may delegate specific risk management tasks to management or a committee. Throughout the year, management monitors the Company’s risk profile and, on a regular basis, updates the Board of Trustees as new material risks are identified or the aspects of a risk previously presented to the Board materially change. The Audit Committee also actively monitors risks to the Company throughout the year, and, with the aid of management, identifies any additional risks that need to be elevated for the consideration of the full Board of Trustees.

Indemnification and Limitation of Trustees’ and Officers’ Liability

Our declaration of trust authorizes us, and our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify (i) any present or former trustee or officer or (ii) any individual who, while serving as our trustee or officer and at our request, serves or has served as a trustee, director, officer, partner, member, manager, employee or agent of another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity or capacities, and to pay or reimburse his or her reasonable expenses in advance of final disposition of such a proceeding. We have entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains a provision which limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

Communication with the Board of Trustees, Presiding Trustee of the Independent Trustees and the Audit Committee

Any party may contact our Board of Trustees via mail at the following address:

Board of Trustees

Pebblebrook Hotel Trust

2 Bethesda Metro Center, Suite 1530

Bethesda, Maryland 20814

The Audit Committee has adopted confidential, anonymous processes for anyone to send communications to the Audit Committee with concerns or complaints concerning the Company’s regulatory compliance, accounting, audit or internal controls issues. Any party may contact the Audit Committee via mail at the following address:

Ms. Laura Wright,

Chairperson, Audit Committee of Pebblebrook Hotel Trust

c/o David C. Wright

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Biographical Information Regarding Executive Officers Who Are Not Trustees

Name	Age	Background Information
Raymond D. Martz Executive Vice President, Chief Financial Officer, Treasurer and Secretary	41	Mr. Martz serves as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary. Prior to joining the Company, Mr. Martz served as Chief Financial Officer for Phillips Edison & Company, one of the largest private owners of community shopping centers in the U.S., from August 2007 until November 2009. Prior to joining Phillips Edison, Mr. Martz served as the Chief Financial Officer, Secretary and Treasurer of Eagle Hospitality Properties Trust, Inc., a NYSE-listed hotel REIT, from May 2005 until August 2007. Prior to that, Mr. Martz was employed by LaSalle Hotel Properties in a variety of finance functions from 1997 to 2005, including serving as its Treasurer from 2004 to 2005, Vice President of Finance from 2001 to 2004 and Director of Finance from 1998 to 2001. Prior to joining LaSalle Hotel Properties, Mr. Martz was an associate with Tishman Hotel Corporation from 1995 through 1997, focusing on a variety of areas including asset management and development. From 1994 to 1995, he served in several hotel operations roles at Orient Hotel Group, a private owner and operator of hotels. Mr. Martz is a member of NAREIT and is a member of the Financial Management Committee of the American Hotel and Lodging Association. Mr. Martz received his B.S. from the School of Hotel Administration at Cornell University in 1993 and an M.B.A. from Columbia University in 2002.
Thomas C. Fisher Executive Vice President and Chief Investment Officer	41	Mr. Fisher serves as our Executive Vice President and Chief Investment Officer. Prior to joining the Company, Mr. Fisher served as Managing Director — Americas for Jones Lang LaSalle Hotels, one of the world’s leading hotel investment services firms. Mr. Fisher joined Jones Lang LaSalle Hotels in 1996 and served in a variety of roles, including his most recent position as Managing Director, leading the national full-service investment sales platform. Prior to joining Jones Lang LaSalle Hotels, Mr. Fisher was an Associate with The Harlan Company from 1994 to early 1996, an investment banking boutique in New York City where he focused on commercial real estate investment services including investment sales, capital raises and tenant representation. Prior to joining The Harlan Company, Mr. Fisher was a Real Estate Analyst in the corporate office of the Prudential Realty Group, where he worked on general account investments covering multiple property types including hotel, office and retail. Mr. Fisher received his B.S. with Distinction from the School of Hotel Administration at Cornell University in 1993.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Trustees of the Company has selected the accounting firm of KPMG LLP (“KPMG”) to serve as the independent registered public accountants of the Company for the year ending December 31, 2012, and the Board of Trustees is asking shareholders to ratify this appointment. Although current laws, rules and regulations, as well as the Audit Committee charter, require the Company’s independent auditor to be engaged, retained and supervised by the Audit Committee, the Board of Trustees considers the appointment of the independent auditor to be an important matter for shareholders and is submitting the appointment of KPMG for ratification by shareholders as a matter of good corporate practice. KPMG has served as the Company’s independent registered public accountants since the Company’s formation in October 2009 and is considered by management of the Company to be well qualified.

Fee Disclosure

The following is a summary of the fees billed to the Company by KPMG for professional services rendered for the years ended December 31, 2011 and 2010:

	Year Ended December 31, 2011	Year Ended December 31, 2010
Audit Fees	$626,150	$432,000
Audit-Related Fees	233,375	437,000
Tax Fees	254,063	230,065
All Other Fees	—	—

Total	$1,113,588	$1,099,065

Audit Fees

“Audit Fees” consist of fees and expenses billed for professional services rendered to audit financial statements, assess effectiveness of internal control over financial reporting, review interim consolidated financial statements, review registration statements and prepare comfort letters, services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees.”

Tax Fees

“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

All Other Fees

“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

Pre-Approval Policy

All audit, tax and other services provided to us are reviewed and pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by KPMG was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. All of the fees paid to KPMG that are described above were approved by the Board.

We expect that a representative of KPMG will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The Audit Committee has considered whether, and has determined that, the provision by KPMG of the services described under “Audit-Related Fees,” “Tax Fees” and “Other Fees” is compatible with maintaining KPMG’s independence from management and the Company.

THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Trustees, in accordance with the Audit Committee charter. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management the Company’s year-end earnings release.

The Audit Committee reviewed with the independent registered public accountants, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accountants the auditors’ independence, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, and discussed and received the written disclosures and the letter from the independent registered public accountants required by the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audit. The Audit Committee met four times in 2011 with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee held meetings with management prior to the filing of each of the Company’s Quarterly Reports on Form 10-Q with the SEC and the release to the public of its quarterly earnings, and reviewed and discussed with management the Company’s Quarterly Reports on Form 10-Q and its quarterly earnings releases.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

The Audit Committee is also responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a real estate investment trust (“REIT”) under Sections 856-860 of the Code.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that KPMG LLP is in fact “independent.”

The Audit Committee has adopted a written charter that outlines certain specified responsibilities of the Audit Committee and complies with the rules of the SEC and the NYSE.

Each of the Audit Committee members is independent as defined by the NYSE listing standards and each member is financially literate. The Board of Trustees has identified Laura H. Wright as the “audit committee financial expert” within the meaning of the SEC rules.

Submitted	by the Audit Committee of the Board of Trustees

Laura	H. Wright (Chairperson)
Cydney	C. Donnell
Phillip	M. Miller
Michael	J. Schall

PROPOSAL 3: APPROVAL, BY ADVISORY AND NON-BINDING VOTE,

OF EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act, and as previously reported in the Current Report on Form 8-K/A that we filed with the SEC on October 6, 2011, our Board has determined that we will hold annually a non-binding, advisory vote on the compensation paid to our named executive officers.

Accordingly, we are asking our shareholders to approve, in a non-binding vote, the following resolution in respect of this Proposal 3:

“NOW, THEREFORE, BE IT RESOLVED, that the shareholders approve, in a non-binding vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement relating to the Company’s Annual Meeting of Stockholders to be held on July 10, 2012.”

This vote is advisory, and therefore not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions of the Company’s shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider such shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Our Compensation Committee has developed and maintained a compensation program that is intended to reward performance and encourage actions that drive success in our business objectives. As described in more detail under “Executive Officer Compensation,” the Company’s primary objective is to deliver attractive long-term total returns to shareholders through appreciation in the value of Common Shares and by providing income to shareholders through the establishment of and increases in distributable cash flow. The Company’s compensation philosophy and structure for our senior executives is designed to achieve these objectives.

The following is a summary of the Company’s compensation philosophy’s components and the rationale for those components.

Compensation should reinforce business objectives and Company values.    The Company strives to provide a rewarding and professionally challenging work environment for its executive officers. The Company believes that executive officers who are motivated and challenged by their duties are more likely to achieve the individual and corporate performance goals approved by the Compensation Committee. The Company’s executive compensation package should reflect this work environment and performance expectations.

Executive officers should be retained and motivated.    The primary purpose of the Company’s executive compensation program is to achieve the Company’s business objectives by attracting, retaining and motivating talented executive officers by providing financial incentives and economic security.

A significant percentage of compensation for executive officers should be based on performance.    Performance-based pay aligns the interests of management with the Company’s shareholders. Performance-based compensation motivates and rewards individual efforts and Company success. For 2011, approximately 40% to 50% of the executive officers’ targeted total compensation was linked to achievement of the Company’s objectives and performance. For 2012, approximately 51% to 55% of the executive officers’ target total compensation is at risk based on performance of the Company and its share price.

Compensation should align interests of executive officers with those of shareholders.    The Company seeks to align these interests by providing that a significant portion of executive officers’ compensation takes the form of Common Shares. Through share ownership guidelines for executive officers, grants of restricted Common Shares that vest over a period of years, an initial grant of LTIP units and, in 2012, grants of performance-based restricted Common Shares, the value of the executive officers’ total compensation should increase as total returns to shareholders increase. Moreover, the Company’s executive compensation is designed to reward favorable total shareholder returns, both in an absolute amount and relative to peers of the Company, taking into consideration the Company’s competitive position within the real estate industry and each executive’s long-term career contributions to the Company.

Compensation should be competitive.    To attract and reduce the risk of losing the services of valuable executive officers but avoid the expense of excessive pay, compensation should be competitive. The Compensation Committee assesses the competitiveness of the Company’s compensation to its executive officers by comparison to compensation of executive officers at certain other public companies.

In determining 2011 compensation for our named executive officers, and as described in “Compensation Discussion and Analysis,” the Compensation Committee reviewed progress made against planned objectives while also considering the relatively short time period since we commenced operations following completion of our IPO. The Compensation Committee noted the following particular areas of achievement in 2011 when approving the compensation of our named executive officers:

•

Actual hotel operating performance exceeded underwriting goals for hotel acquisitions: for the year ended December 31, 2011, our actual hotel-level EBITDA exceeded our underwritten 2011 hotel-level EBITDA by approximately 7%.

•

Realize savings across portfolio by formalizing “best practices” program and initiatives: for 2011, we significantly exceeded our goal of producing at least $1.0 million of annualized expense savings or increased profitability by identifying and implementing best practices across our portfolio of hotels.

•	Successfully completed numerous hotel capital re-investment programs on time and within budget.

•

Completed acquisitions of 12 high-quality hotel properties in seven of our target markets: we significantly exceeded our internal goal of completing four acquisitions in 2011, having acquired the Argonaut Hotel in San Francisco, California; the Westin Gaslamp Quarter in San Diego, California; the Hotel Monaco Seattle in Seattle, Washington; the Mondrian LA in Los Angeles, California; the Viceroy Miami in Miami, Florida; the W Boston in Boston, Massachusetts; and the Manhattan Collection (through a 49% interest in a joint venture), comprised of six upper upscale hotel properties in midtown Manhattan, New York.

•

Implementation of financial controls and risk management: the audit of our internal controls and procedures again found no material weaknesses and no exceptions, as set forth in the audit reports filed as part of our Annual Report on Form 10-K for the year ended December 31, 2011.

We believe that our Compensation Committee has developed a compensation program for our named executive officers that motivates outstanding performance and rewards behavior that aligns management’s interest with those of shareholders.

THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 3.

PROPOSAL 4: APPROVAL OF AMENDED AND RESTATED

2009 EXECUTIVE INCENTIVE PLAN

We currently have in effect the 2009 Equity Incentive Plan, which was adopted by our sole trustee and approved by our sole shareholder in connection with our initial public offering in 2009. The 2009 Equity Incentive Plan permits the grant of options, share appreciation rights, share awards, performance units and other equity-based awards.

On February 8, 2012, our Board of Trustees amended and restated the 2009 Equity Incentive Plan, subject to the approval of shareholders. The amendments adopted by the Board of Trustees: (i) increase the number of Common Shares that may be issued under the 2009 Equity Incentive Plan from 1,322,625 to 2,422,625 shares; (ii) include provisions that allow awards to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code, including the authority to grant an additional type of award, “incentive awards”; (iii) provide that dividends and dividend equivalent rights payable with respect to awards that are subject to performance vesting requirements will be accumulated and paid when, and only to the extent that, the underlying award vests, i.e., the performance requirements are satisfied; and (iv) extend the term of the 2009 Equity Incentive Plan from December 6, 2019 until February 8, 2022.

Our Board of Trustees believes that the 2009 Equity Incentive Plan has benefited, and the amended and restated 2009 Equity Incentive Plan will benefit, the Company by (i) assisting in recruiting and retaining the services of individuals with high ability and initiative, (ii) providing greater incentives for employees and other individuals who provide valuable services to the Company and its affiliates and (iii) associating the interests of those persons with the Company and its shareholders.

Our Board of Trustees also believes that increasing the number of Common Shares that may be issued under the 2009 Equity Incentive Plan is critical to support the Company’s emphasis on motivating and compensating its executive officers and its other employees with equity-based compensation to maintain and strengthen the alignment of their interests with those of the Company and the shareholders. The Company currently expects the duration of the number of Common Shares that may be issued under the amended and restated 2009 Equity Incentive Plan will be between four and five years.

The more significant features of the amended and restated 2009 Equity Incentive Plan are summarized below. The summary of the amended and restated 2009 Equity Incentive Plan is qualified in its entirety by reference to the amended and restated plan document, a copy of which is attached as Appendix A to this proxy statement.

Administration of the Amended and Restated 2009 Equity Incentive Plan

The amended and restated 2009 Equity Incentive Plan is administered by the Compensation Committee of our Board of Trustees and the Compensation Committee approves all terms of awards under the amended and restated 2009 Equity Incentive Plan. Our Compensation Committee also approves who will receive grants under the amended and restated 2009 Equity Incentive Plan, determines the type of award that will be granted and approves the number of Common Shares subject to the grant. Notwithstanding the preceding sentences, our Board of Trustees administers the amended and restated 2009 Equity Incentive Plan in the case of any award that is made to a trustee who is not also an employee of the Company or an Affiliate.

The Compensation Committee may delegate all or part of its authority to administer the amended and restated 2009 Equity Incentive Plan to our Chief Executive Officer. The Compensation Committee may not delegate its authority, however, with respect to individuals who are subject to Section 16 of the Exchange Act. References in this summary to the “Compensation Committee” include any delegate of the Compensation Committee and, with respect to awards made to non-employee trustees, our Board of Trustees.

Because awards under the amended and restated 2009 Equity Incentive Plan are made at the Compensation Committee’s discretion, we are unable to determine who will be selected to receive awards or the type, size or terms of the awards that may be granted. For the same reason, we are unable to determine the awards that would have been granted last year if the amended and restated 2009 Equity Incentive Plan had been in effect. However, awards previously granted under the 2009 Equity Incentive Plan, prior to its amendment and restatement, are reported herein. See “Executive Officer Compensation Tables — Grants of Plan-Based Awards.”

Eligibility

All of our employees and employees of our subsidiaries and affiliates, including our operating partnership, are eligible to receive grants under the amended and restated 2009 Equity Incentive Plan. In addition, our independent trustees and consultants and advisors who perform services for us and our subsidiaries and affiliates may receive grants under the amended and restated 2009 Equity Incentive Plan.

Share Authorization

The number of Common Shares that may be issued under the amended and restated 2009 Equity Incentive Plan is 2,422,625 shares. As noted above, this reflects an increase of 1.1 million shares from the original share authorization of the 2009 Equity Incentive Plan. The Board of Trustees approved the increase in the share authorization subject to shareholder approval. There is no evergreen provision in the amended and restated 2009 Equity Incentive Plan: the number of shares that may be issued under the amended and restated 2009 Equity Incentive Plan may not be increased without approval by both the Board of Trustees and shareholders. The Company currently expects the duration of the number of Common Shares that may be issued under the amended and restated 2009 Equity Incentive Plan will be between four and five years.

In connection with share splits, share dividends, recapitalizations and certain other events, our board will make adjustments that it deems appropriate in the aggregate number of Common Shares that may be issued under the amended and restated 2009 Equity Incentive Plan, the terms of outstanding awards and the per-individual grant limitation (described below under “Section 162(m)”).

The amended and restated 2009 Equity Incentive Plan includes a provision that reflects the Company’s commitment to satisfy the three-year average “burn rate” standard published by Institutional Shareholder Services, Inc. During the three-year period beginning February 8, 2012, no award will be made under the amended and restated 2009 Equity Incentive Plan if that award, together with other awards made during the period, would result in the three-year average “burn rate” exceeding 2.34% of the Company’s weighted-average number of outstanding Common Shares.

If any options or share appreciation rights terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or if any share awards, performance units or other equity-based awards are forfeited, the Common Shares subject to such awards will again be available for purposes of the amended and restated 2009 Equity Incentive Plan. Any Common Shares that are tendered or withheld from the settlement of an award to satisfy the grant or exercise price or to satisfy a tax withholding obligation under an award shall be available for future awards granted under the amended and restated 2009 Equity Incentive Plan.

Options

The amended and restated 2009 Equity Incentive Plan authorizes our Compensation Committee to grant incentive share options (under Section 421 of the Code) and options that do not qualify as incentive share options. The exercise price of each option will be determined by the Compensation Committee, provided that the price cannot be less than 100% of the fair market value of the Common Shares on the date on which the option is granted (or 110% of the shares’ fair market value on the grant date in the case of an incentive share option to an individual who is a “ten percent shareholder” under Sections 422 and 424 of the Code). Except in the event of share splits, share dividends and other changes in our capitalization, the amended and restated 2009 Equity Incentive Plan prohibits re-pricing of outstanding options without the approval of shareholders; the exercise price of an outstanding option cannot be reduced without shareholder approval. In addition, the amended and restated 2009 Equity Incentive Plan prohibits cash buyouts of options: no payment may be made on account of the cancellation of an option if the exercise price exceeds the fair market value of a Common Share on the date of cancellation.

The exercise price for any option is generally payable (i) in cash, (ii) by certified check, (iii) by the surrender of Common Shares (or attestation of ownership of Common Shares) with an aggregate fair market value on the date on which the option is exercised equal to the exercise price for the number of shares being purchased or (iv) by payment through a broker in accordance with procedures established by the Federal Reserve Board. The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive share option granted to a “ten percent shareholder”).

Share Awards

The amended and restated 2009 Equity Incentive Plan also provides for the grant of share awards. A share award is an award of Common Shares that may be subject to restrictions on transferability and other restrictions as our Compensation Committee determines in its sole discretion on the date of grant. A share award may be subject to vesting or other requirements or restrictions that are stated with reference to one or more “performance goals” as described below under “— Section 162(m).” The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as our Compensation Committee may determine. A participant who receives a share award will have all of the rights of a shareholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares; provided, however, that the amended and restated 2009 Equity Incentive Plan provides that dividends payable on a share award that does not vest solely on account of continued employment or service will be payable when, and only to the extent that, the underlying share award vests. During the period, if any, when share awards are non-transferable or forfeitable, (i) a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of his or her share award shares, (ii) the Company will retain custody of the certificates and (iii) a participant must deliver a share power to the Company for each share award.

Share Appreciation Rights

The amended and restated 2009 Equity Incentive Plan authorizes our Compensation Committee to grant share appreciation rights that provide the recipient with the right to receive, upon exercise of the share appreciation right, cash, Common Shares or a combination of the two. The amount that the recipient will receive upon exercise of the share appreciation right generally will equal the excess of the fair market value of the Common Shares on the date of exercise over the shares’ fair market value on the date of grant (the “initial value”). Share appreciation rights will become exercisable in accordance with terms prescribed by our Compensation Committee. Share appreciation rights may be granted in tandem with an option grant or independently from an option grant. The term of a share appreciation right cannot exceed ten years from the date of grant or five years in the case of a share appreciation right granted in tandem with an incentive share option awarded to a “ten percent shareholder”.

Except in the case of share splits, share dividends and other changes in our capitalization, the amended and restated 2009 Equity Incentive Plan prohibits re-pricing of outstanding share appreciation rights without the approval of shareholders; the initial value of an outstanding share appreciation right cannot be reduced without shareholder approval. In addition, the amended and restated 2009 Equity Incentive Plan prohibits cash buyouts of share appreciation rights: no payment may be made on account of the cancellation of a share appreciation right if the initial value exceeds the fair market value of a Common Share.

Performance Units

The amended and restated 2009 Equity Incentive Plan authorizes our Compensation Committee to grant performance units. Performance units represent the participant’s right to receive an amount, based on the value of the Common Shares, if performance goals established by the Compensation Committee are achieved. Our Compensation Committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance unit. Performance goals may be stated with respect to the performance criteria described below under “Section 162(m)” or such other criteria determined by the Compensation Committee. If the performance goals are met, performance units will be paid in cash, Common Shares or a combination thereof.

Other Equity-Based Awards

Our Compensation Committee may grant other types of share-based awards as other equity-based awards under the amended and restated 2009 Equity Incentive Plan. Our Compensation Committee will determine the applicable performance period, the performance goals and such other conditions that apply to other equity-based awards. Performance goals may be stated with respect to the performance criteria described below under “Section 162(m)” or such other criteria determined by our Compensation Committee. Other equity-based awards are payable in cash, our Common Shares or other equity securities, or a combination thereof, determined by the Compensation Committee. The terms and conditions of other equity-based awards are determined by the Compensation Committee.

Other equity-based awards may be granted in the form of LTIP units. LTIP units are a special class of partnership interests in our operating partnership. Each LTIP unit awarded will be deemed equivalent to an award of one Common Share under the amended and restated 2009 Equity Incentive Plan, reducing availability for other equity awards on a one-for-one basis. We will not receive a tax deduction for the value of any LTIP units granted to our employees. The vesting period for LTIP units, if any, will be determined at the time of issuance. LTIP units, whether vested or not, or whether the LTIP units have reached full parity with the operating partnership units or not, will receive the same per-unit profit distributions as units of our operating partnership, which profit distribution will generally equal per share distributions on our Common Shares. This treatment with respect to distributions is similar to the expected treatment of share awards, which will generally receive full distributions whether vested or not (but subject to the satisfaction of any performance vesting requirement). Initially, LTIP units will not have full parity with operating partnership units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of operating partnership unit holders. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of operating partnership units, the LTIP units will achieve full parity with operating partnership units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of operating partnership units at any time, and thereafter enjoy all the rights of operating partnership units, including exchange rights which includes the right to redeem the operating partnership units for Common Shares or cash, at our option. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that a participant will realize for a given number of vested LTIP units will be less than the value of an equal number of Common Shares.

Incentive Awards

The amended and restated 2009 Equity Incentive Plan also permits the grant of incentive awards. An incentive award is an opportunity to earn a payment upon the terms and conditions prescribed by our Compensation Committee. The terms and conditions may provide that the incentive award will be earned only to the extent that the participant, the Company or an affiliate achieves objectives measured over a period of at least one year. The objectives may be stated with reference to one or more of the performance criteria described below under “Section 162(m)” or such other criteria determined by our Compensation Committee. If an incentive award is earned, the amount payable will be paid in cash, Common Shares or a combination thereof.

Dividend Equivalent Rights

Our Compensation Committee may grant dividend equivalent rights in connection with the grant of performance units and other equity-based awards. Dividend equivalent rights may be paid currently or accrued as contingent cash obligations (in which case they may be deemed to have been invested in Common Shares) and may be payable in cash, Common Shares or a combination of the two. Our Compensation Committee will determine the terms of any dividend equivalent rights. However, as noted above, the amended and restated 2009 Equity Incentive Plan provides that amounts payable under dividend equivalent rights that relate to an award subject to performance vesting requirements will be payable when, and only to the extent that, the underlying award vests.

Change in Control

If we experience a change in control, the Compensation Committee may, at its discretion, provide that all outstanding options, share appreciation rights, share awards, performance units, other equity-based awards or incentive awards that are not exercised prior to the change in control will be assumed by the surviving entity, or will be replaced by a comparable substitute award of substantially equal value granted by the surviving entity. The Compensation Committee is also authorized to provide that (i) all outstanding options and share appreciation rights will be fully exercisable on the change in control, (ii) restrictions and conditions on outstanding share awards will lapse upon the change in control and (iii) performance units, other equity-based awards or incentive awards will become earned in their entirety. The Compensation Committee may also provide that participants must surrender their outstanding options, share appreciation rights, share awards, performance units, other equity-based awards and incentive awards in exchange for a payment, in cash or Common Shares or other securities or consideration received by shareholders in the change in control transaction, equal to the value received by shareholders in the change in control transaction (or, in the case of options and share appreciation rights, the amount by which that transaction value exceeds the exercise price).

In summary, the Company believes a change in control under the amended and restated 2009 Equity Incentive Plan is defined conservatively and only occurs if:

•	a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, at least 50% of our combined voting power or Common Shares;

•

we merge into another entity unless the holders of our voting shares immediately prior to the merger have more than 50% of the combined voting power of the securities in the merged entity or its parent (i.e., actual consummation of a merger is required; mere offers or agreements to merge do not suffice);

•	we sell or dispose of all or substantially all of our assets (i.e., actual consummation of a sale or disposition is required; mere offers or agreements to sell or dispose do not suffice); or

•

during any period of two consecutive years individuals who, at the beginning of such period, constitute our Board of Trustees together with any new trustees (other than individuals who become trustees in connection with certain transactions or election contests) cease for any reason to constitute a majority of our Board of Trustees.

Section 162(m)

Section 162(m) of the Internal Revenue Code limits, to $1,000,000, the deduction that a public corporation may claim for compensation paid to each of its chief executive officer and its three other most highly paid executive officers (other than the chief financial officer). The deduction limitation does not apply to compensation that qualifies as “performance based compensation” under Section 162(m).

A special rule under Section 162(m) provides that awards under the 2009 Equity Incentive Plan that are made during a transition period that began with our initial public offering can qualify as performance based compensation even though they do not satisfy the requirements for performance based compensation otherwise prescribed by Section 162(m). We will not be allowed to rely on the special rule with respect to awards granted after approval of the amended and restated 2009 Equity Incentive Plan.

Awards granted under the amended and restated 2009 Equity Incentive Plan can qualify as performance based compensation under Section 162(m) only if, among other things, the plan, as approved by shareholders (i) includes a limit on the benefits that an individual may receive in a stated period and (ii) the plan identifies the performance measures or criteria that may be used for awards that are intended to qualify as performance based compensation.

As required by Section 162(m), the amended and restated 2009 Equity Incentive Plan includes limits on the benefits that any participant may receive in a stated period. The amended and restated 2009 Equity Incentive Plan provides that no participant may be granted, in any calendar year, awards with respect to more than 605,656 Common Shares, regardless of whether the award or awards are granted as options, share appreciation rights, share awards, performance units or other equity-based awards or any combination thereof (i.e., all awards other than incentive awards).

The amended and restated 2009 Equity Incentive Plan has a separate limit that is applicable only to incentive awards. The maximum amount of cash that any participant may receive in any calendar year from payments under incentive awards is the lesser of $2.5 million and 250% of the participant’s base salary (as in effect on the date the incentive award is granted and before giving effect to any salary reduction or deferral election). If we settle an incentive award in Common Shares rather than cash, the value of the Common Shares is subject to the same limit.

The amended and restated 2009 Equity Incentive Plan also identifies performance criteria that may be used to establish performance goals that will determine whether an award becomes vested or is earned. The Compensation Committee may prescribe that an award that is intended to qualify as performance based compensation will become vested or be earned only upon the attainment of one or more performance goals or objectives stated with respect to one or more of the following, alone or in combination:

•	funds from operations;

•	adjusted funds from operations;

•	earnings before income taxes, depreciation and amortization (“EBITDA”);

•	adjusted EBITDA;

•	hotel-level EBITDA;

•	hotel revenues;

•	return on equity;

•	total earnings;

•	revenues or sales;

•	earnings per Common Share;

•	return on capital;

•	market price per Common Share; and

•	total shareholder return.

A performance goal or objective stated with respect to one or more of these criteria may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index. In establishing a performance goal or objective, the Compensation Committee may exclude any or all special, unusual or extraordinary items as determined under generally accepted accounting principles, including the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items and the cumulative effects of accounting changes. To the extent allowed by Section 162(m), the Compensation Committee may also adjust performance goals or objectives to reflect the impact of unusual or non-recurring events affecting the Company and for changes in applicable tax laws and accounting principles.

Return of Awards; Repayment

The amended and restated 2009 Equity Incentive Plan provides that all awards, and all payments under awards, are subject to any policy that the Company adopts requiring the return or repayment of benefits, i.e., a claw-back policy. To the extent required by any such policy, as in effect on the date that the award is granted, a participant will be required to return any award (if not previously exercised or settled) or to return any payment previously made with respect to an award (if the award has vested or been settled). See also “Proposal 1: Election of Trustees — Sound Corporate Governance Practices — Adoption of Compensation Clawback Policy.”

Amendment; Termination

The amended and restated 2009 Equity Incentive Plan may be amended or terminated at any time by our Board of Trustees; provided that no amendment may adversely impair the benefits of participants under outstanding awards. Our shareholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our shareholders also must approve any amendment that materially increases the benefits accruing to participants under the amended and restated 2009 Equity Incentive Plan, materially increases the aggregate number of Common Shares that may be issued under the amended and restated 2009 Equity Incentive Plan or materially modifies the requirements as to eligibility for participation in the amended and restated 2009 Equity Incentive Plan. The 2009 Equity Incentive Plan originally provided that it would expire, i.e., that no additional awards could be granted after December 6, 2019. The amended and restated 2009 Equity Incentive Plan provides that, unless terminated sooner by our Board of Trustees or extended with shareholder approval, the 2009 Equity Incentive Plan will terminate on February 8, 2022.

Federal Tax Consequences

Counsel advised us regarding the federal income tax consequences of the amended and restated 2009 Equity Incentive Plan. No income is recognized by a participant at the time an option or share appreciation rights is granted. If the option is an incentive share option, no income will be recognized upon the participant’s exercise of the incentive share option. Income is recognized by a participant when he or she disposes of shares acquired under an incentive share option. The exercise of a nonqualified share option or a share appreciation right generally is a taxable event that requires the participant to recognize, as ordinary income, the difference between the shares’ fair market value and the option price or the amount paid in settlement of the share appreciation right.

Income is recognized on account of the grant of a share award or an other equity-based award when the shares or other property subject to the award first become transferable or are no longer subject to a substantial risk of forfeiture. At that time the participant recognizes ordinary income equal to the fair market value of the Common Shares or other property, less any amount paid by the participant for the Common Shares or other property. Under current law, a participant is not expected to recognize income upon the grant or the vesting of LTIPs granted under an other equity-based award.

No income is recognized upon the grant of performance units or incentive awards. Income will be recognized on the date that payment is made under the performance units or incentive award in an amount paid in settlement of the performance units or incentive award.

The employer (either the Company or its affiliate) generally will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified share option or share appreciation right, the vesting of a share award or other equity-based award and the settlement of performance units and incentive awards. The amount of the deduction generally is equal to the ordinary income recognized by the participant. The employer will not be entitled to a federal income tax deduction on account of the grant or exercise of an incentive share option but may claim a federal income tax deduction on account of certain dispositions of shares acquired under an incentive share option.

THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 4.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement (“CD&A”) with management of the Company. Based on the Compensation Committee’s review of the CD&A and the Compensation Committee’s discussions of the CD&A with management, the Compensation Committee recommended to the Board of Trustees (and the Board has approved) that the CD&A be included in the Company’s Proxy Statement on Schedule 14A prepared in connection with the Annual Meeting.

Submitted by the Compensation Committee of the Board of Trustees

Earl E. Webb (Chairperson)

Cydney C. Donnell

Phillip M. Miller

Ron E. Jackson

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Overview

The Company’s primary objective is to deliver attractive long-term total returns to shareholders through appreciation in the value of Common Shares and by providing income to shareholders through the establishment of and increases in distributable cash flow. To do so, the Company seeks to enhance the return from, and the value of, the hotels in which it invests. We have established a compensation philosophy and structure for our three named executive officers that are designed to achieve these objectives. Our named executive officers are: Jon E. Bortz, Chairman, President and Chief Executive Officer; Raymond D. Martz, Executive Vice President, Chief Financial Officer, Treasurer and Secretary; and Thomas C. Fisher, Executive Vice President and Chief Investment Officer.

The Company was formed in October 2009, completed its IPO in December 2009 and was effectively in start-up mode for most of 2010. In 2010, the Company acquired eight hotel properties utilizing the capital it raised in the IPO and follow-on equity offering in July 2010. In 2011, the Company acquired six hotel properties and a 49% interest in a joint venture that owns six hotel properties in New York, utilizing borrowings and proceeds from offerings of common and preferred shares. During 2010, management’s focus was on building out the management team and systems and beginning to seek out attractive acquisitions, and the 2010 MBOs reflected this focus. During 2011, management’s focus was to continue to make acquisitions that will create long-term value for the shareholders, financed with a combination of equity issuances and debt financing, and the 2011 MBOs reflected this focus. As the Company transitions from start-up status to acquisition focus to asset management of a substantial portfolio of hotel properties, the Company intends to continue to modify its approach to executive compensation to provide appropriate incentives to management and alignment with shareholder interest. In 2011, the Compensation Committee retained Mercer, an independent compensation consulting firm, to assist the Compensation Committee with its responsibilities related to the Company’s executive officer compensation program and to make recommendations regarding the Company’s program for 2012. The Compensation Committee has determined that Mercer meets the criteria for an independent consultant in accordance with SEC guidelines for such services.

The following table summarizes the primary components and rationale of our compensation philosophy and the pay elements that support that philosophy.

Philosophy Component	Rationale/Commentary	Pay Element
Compensation should reinforce business objectives and Company values	The Company strives to provide a rewarding and professionally challenging work environment for its executive officers. The Company believes that executive officers who are motivated and challenged by their duties are more likely to achieve the corporate performance goals and objectives designed by the Compensation Committee. The Company’s executive compensation package should reflect this work environment and performance expectations.	All elements (salary, annual cash incentive bonuses, equity incentive compensation, health and welfare benefits, change in control severance agreements)

Our executive officers should be retained and motivated	The primary purpose of the Company’s executive compensation program is to achieve the Company’s business objectives by attracting, retaining and motivating talented executive officers by providing financial incentives and economic security.	All elements (salary, annual cash incentive bonuses, equity incentive compensation, health and welfare benefits, change in control severance agreements)

Compensation should align interests of executive officers with those of shareholders	The Company seeks to align these interests by providing that a significant portion of executive officers’ compensation take the form of Common Shares. Through share ownership guidelines for executive officers, grants of restricted Common Shares that vest over a period of years and grants of LTIP units, the value of the executive officers’ total compensation should increase as total returns to shareholders increase. The Company expects the value of these elements as a percentage of each executive officer’s annual base salary to motivate executive officers to continually improve performance of the Company and create value for the Company over the long-term. Moreover, in 2012 the Company’s executive compensation is designed to reward favorable total shareholder returns, both in an absolute amount and relative to peers of the Company, taking into consideration the Company’s competitive position within the industry and each executive’s long-term career contributions to the Company.	Equity incentive compensation (time- and performance-based restricted shares and LTIP units; one-time IPO-related grant of “founders” LTIP units) and annual cash incentive bonuses

Philosophy Component	Rationale/Commentary	Pay Element
A significant percentage of compensation for executive officers should be based on performance	Performance-based pay aligns the interests of management with the Company’s shareholders. Performance-based compensation motivates and rewards individual efforts and Company success. Generally, the performance-based percentage of compensation increases as performance improves and decreases as performance declines. If the Company fails to achieve its corporate objectives, has poor relative performance and/or poor total shareholder returns, the executive officers will receive reduced incentive compensation, reduced total compensation and lower value creation through ownership of Company shares or LTIP units. The executive officers have an opportunity, in the event of superior achievement of corporate objectives, relative performance or outstanding total shareholder returns, to earn larger overall compensation packages and increased value creation through ownership of Company shares or LTIP units. For 2012, target performance-based compensation (target cash incentive bonus plus target performance-based restricted Common Shares) comprises between 51% and 55% of the target total compensation for the Company’s named executive officers for 2012.	Merit salary increases, annual cash incentive bonuses and equity incentive compensation (time- and performance-based restricted shares and LTIP units; one-time IPO-related grant of “founders” LTIP units)

Compensation should be competitive	To attract and reduce the risk of losing the services of valuable executive officers but avoid the expense of excessive pay, compensation should be competitive. The Compensation Committee assesses the competitiveness of the Company’s compensation to its executive officers by comparison to compensation of executive officers at similar public companies.	All elements (salary, annual cash incentive bonuses, equity incentive compensation, health and welfare benefits, severance agreements)

Role of the Compensation Committee

The Compensation Committee determines compensation for Messrs. Bortz, Martz and Fisher, our named executive officers. The Compensation Committee consists of four trustees: Earl E. Webb (Chairperson), Cydney C. Donnell, Ron E. Jackson and Phillip M. Miller. The Compensation Committee exercises independent discretion in respect of executive compensation matters, including the retention or termination of any compensation consultant. The Compensation Committee may not delegate its primary responsibility of overseeing executive officer compensation but may delegate to management the administrative aspects of our compensation plans that do not involve the setting of compensation levels for our named executive officers. As part of the executive compensation determination process, the Compensation Committee seeks input from the trustees not on the Compensation Committee and the Chief Executive Officer, whose recommendations are evaluated along with all other compensation data gathered by the Compensation Committee.

In addition, a list of management business objectives (“MBOs”) for the named executive officers is prepared each year for the upcoming year and is used to determine 100% of each named executive officer’s annual cash incentive bonus (discussed below). MBOs vary from year to year and may consist of matters such as achievement of specified financial performance at individual hotels or the portfolio overall; success in the pursuit of new hotel investments; achievement of particular business items, such as asset management initiatives, renovations or repositioning of hotels; development of compliance programs; and development of strategic plans. MBOs focus, in part, on enhancing the return from, and value of, the Company’s hotels. Each year’s proposed MBOs are reviewed by the Compensation Committee, which may modify the proposed MBOs. The final MBOs are approved by the Compensation Committee and the Board of Trustees. On a quarterly basis, the executive officers provide the Compensation Committee and the Board of Trustees with status reports on the progress toward achieving the MBOs.

Compensation for fiscal year 2011 for Messrs. Bortz, Martz and Fisher was determined by the Compensation Committee and the Board. The Board and the Compensation Committee reviewed the publicly disclosed compensation of executives of certain other public REITs as compiled and documented in a survey of compensation for executives whose companies are members of the National Association of Real Estate Investment Trusts, or NAREIT. MBOs for 2011 were reviewed by the Chairperson of the Compensation Committee, and were then discussed, finalized and approved by the Compensation Committee and the Board.

Shareholder Advisory Votes Regarding Executive Compensation.    The Compensation Committee has also considered the results of the Company’s first shareholder advisory vote on executive compensation. At the 2011 Annual Meeting, the Company’s shareholders voted overwhelmingly in favor of the compensation of our named executive officers: 86% of the votes cast were in favor of the program. In light of these results, the Compensation Committee decided to continue to include in the 2012 executive compensation program a number of the features previously approved by the Company’s shareholders. The Board determined that future shareholder advisory votes on executive compensation will be submitted to shareholders of the Company annually until the next required advisory vote on the frequency of conducting advisory votes on executive compensation.

Compensation for fiscal year 2011 for the named executive officers was determined by the Board in February 2011. MBOs for 2011 were reviewed by the Chairperson of the Compensation Committee and were then discussed, finalized and approved by the Compensation Committee, in executive session, without any executive officers, including Mr. Bortz, present, and by the Board. The MBOs for 2011 included: the Company’s achievement of financial performance for the Company’s hotel portfolio as compared to the Company’s underwriting at the time of the acquisitions (measured by hotel-level EBITDA); achievement of particular business goals, such as certain capital re-investment programs and successful asset management initiatives, including expense savings or increased profitability; success in the pursuit of new hotel investments; and the successful completion of the Company’s internal accounting and financial control program. The MBOs were structured to focus the executives, in part, on enhancing the return from, and value of, the Company’s hotels.

Compensation for fiscal year 2012 for the named executive officers was determined by the Board in February 2012, taking into consideration the results of the peer-group comparison report that Mercer provided to the Compensation Committee (as discussed further below). Company objectives for 2012 were reviewed by the Chairperson of the Compensation Committee, and were then discussed, finalized and approved by the Compensation Committee and the Board. The objectives for 2012 include: the Company’s achievement of financial performance for the Company’s hotel portfolio as compared to the Company’s underwriting at the time of the acquisitions (measured by hotel-level EBITDA); achievement of relative growth in hotel-level EBITDA measured against the average growth in the same measure of a group of seven peer lodging REITs; and achievement of particular business goals, such as certain capital re-investment programs, asset management initiatives, acquisition goals, medium-term debt refinancings and internal controls and compliance. The objectives were structured to focus the executives, in part, on enhancing the return from, and value of, the Company’s hotels.

Components and Criteria of Executive Compensation

For 2011, the Compensation Committee and the Board believed that incentive compensation should relate to MBOs designed to establish the Company as a successful acquirer and owner of quality hotel properties underwritten to achieve the Company’s financial and other criteria. The Compensation Committee and the Board decided that beginning in 2012 a significant portion of each named executive officer’s overall compensation should: (i) be earned and paid over a period of more than one year; (ii) depend on the Company’s performance relative to that of peer lodging REITs; (iii) be measured against total compensation paid by peer lodging and similarly sized REITs; and (iv) depend on the Company’s total absolute and relative shareholder returns and other absolute and relative performance measurements. In this compensation framework, if the Company has poor relative performance and/or poor total shareholder returns, the named executive officers will receive reduced incentive compensation and reduced total compensation. In return, the named executive officers should have an opportunity, in the event of superior relative performance and superior total shareholder returns, to earn overall compensation packages significantly greater than established target amounts. In 2011, the Compensation Committee retained Mercer to make recommendations regarding the Company’s executive officer compensation program and used the services of that firm in designing the compensation program for the Company’s 2012 fiscal year.

In October 2011, Mercer prepared a report for the Compensation Committee to assess the competiveness of the Company’s current compensation levels for the Chief Executive Officer, the Chief Financial Officer and the Chief Investment Officer. Mercer compared the Company’s compensation of the named executive officers to the same officer levels of a peer group of 14 publicly-traded REITs that were selected either because their focus is on the lodging sector or their total assets, assets invested, sales, number of employees and market capitalization were comparable to ours. The members of the peer group are:

Lodging REITs	Non-Lodging REITs
Ashford Hospitality Trust	Acadia Realty Trust
Chesapeake Lodging Trust	Cedar Shopping Centers, Inc.
DiamondRock Hospitality Company	Cousins Properties, Inc.
FelCor Lodging Trust, Inc.	First Potomac Realty Trust
Hersha Hospitality Trust	PS Business Parks, Inc.
LaSalle Hotel Properties
RLJ Lodging Trust
Strategic Hotels & Resorts
Sunstone Hotel Investors, Inc.

According to the Mercer report, sales for the lodging REIT members of the peer group ranged from approximately $104 million to approximately $955 million for the twelve months ended June 30, 2011, while sales for the non-lodging REIT members in the peer group ranged from approximately $157 million to approximately $289 million for the same period.

The Mercer report included the following compensation components for the executive officers of the peer group companies: (i) base salary (data from 2011), (ii) target annual incentives (data from 2010), (iii) target total cash compensation (sum of (i) and (ii)), (iv) long-term incentives (data from 2010) and (v) total direct compensation (sum of (iii) and (iv)).

The report found that the 2011 base salary level for each of our named executive officers was significantly below the peer group’s 25th percentile and further found that total direct compensation for each of our named executive officers was below the peer group’s 25th percentile. Comparing the levels of the named executive officers’ target annual incentives and long-term incentives to those of the peer group, the report found that these were in line or reasonably aligned with the peer group on a percent of base salary basis. However, the report found that on a dollar value basis, these incentives were below the 25th percentile of the peer group.

The following table provides a summary of the base salary, the long-term incentive grant date fair value and the total direct compensation of each of the named executive officers compared to the mean of those of the peer group:

	Company versus Peer Group Mean
	Base Salary	Long-Term Incentive Grant Date Fair Value	Total Direct Compensation
Chief Executive Officer	-51%	-36%	-47%
Chief Financial Officer	-32%	-35%	-30%
Chief Investment Officer	-24%	-19%	-24%

The Company sets annual base salaries at a level it believes necessary to attract and retain the named executive officers, commensurate with the officers’ responsibilities, reputations and experience. The Company sets annual cash target incentive bonuses as a percentage of base salary and at levels it believes necessary to attract and retain the named executive officers, the amount of which ultimately is approved by the Compensation Committee and the Board and depends on management’s achievement of the MBOs. The Company has also determined to pay time-based long-term equity incentive compensation to encourage the named executive officers to pursue strategies that will create long-term value for our shareholders, to align with our shareholders by tying a significant portion of compensation to the value of Common Shares with time-based vesting over the long-term and to promote continuity of management by retaining the named executive officers.

For fiscal year 2011, the Compensation Committee and Board determined that executive compensation would consist of: (i) annual cash base salaries; (ii) annual cash incentive bonuses; and (iii) restricted share awards, granted in February 2011, subject to time-based vesting provisions over a three-year period. Pursuant to the time-based vesting provisions, the restricted share awards vest one-third of the original grant amount on each of January 1, 2012, 2013 and 2014. The following table shows each of the three components of target total compensation as a percentage of target total compensation for 2011 as determined by the Compensation Committee and Board in February 2011.

	Components of 2011 Target Compensation(1) as a Percentage of Total
	Base Salary	Target Cash Incentive Bonus	Equity-based Compensation(2)
Chief Executive Officer	25%	25%	50%
Chief Financial Officer	33%	27%	40%
Chief Investment Officer	33%	27%	40%

(1)	See Summary Compensation Table elsewhere in this proxy statement for information about actual 2011 compensation paid to our named executive officers in 2011.

(2)	Percentages include awards in February 2011 of time-based restricted Common Shares.

For fiscal year 2012, the Compensation Committee and Board determined that executive compensation would consist of: (i) annual cash base salaries; (ii) annual cash incentive bonuses; and (iii) two forms of long-term equity-based compensation — 40% as restricted share awards subject to time-based vesting provisions over a three-year period and 60% as performance-based equity awards subject to performance-based vesting provisions over a three-year performance period. Pursuant to the performance-based vesting provisions, the performance-based equity awards vest after January 1, 2015 only if certain performance objectives are achieved. The following table shows each of the three components of target total compensation as a percentage of target total compensation for 2012 as determined by the Compensation Committee and Board in February 2012.

	Components of 2012 Target Compensation as a Percentage of Total
	Base Salary	Target Cash Incentive Bonus	Target Equity-based Compensation(1)
Chief Executive Officer(2)	23%	23%	55%
Chief Financial Officer	32%	25%	43%
Chief Investment Officer	32%	25%	43%

(1)	Percentages include awards in February 2012 of time-based restricted Common Shares, which comprise 40% and 60%, respectively, of the target equity-based compensation amount, respectively.

(2)	Percentages shown for Chief Executive Officer do not total 100% solely due to rounding.

The following narrative discusses the components of fiscal year 2011 and 2012 compensation.

Base Salary

Base salary is the only predictable form of annual cash compensation to our named executive officers and for that reason the Compensation Committee believes base salary is an important element of total compensation. The Compensation Committee believes that base salary should be commensurate with each named executive officer’s position and experience, responsibility and accountability, subject to annual adjustments based on market conditions, peer group analysis, size and scope of the Company’s operations and individual contributions and performance.

For 2011 and 2012, the base salary of each of our named executive officers was based on the following qualitative and quantitative factors:

•	an amount necessary to retain the named executive officers;

•	an assessment of the scope of the named executive officer’s responsibilities, leadership and individual role within the executive management team;

•	the named executive officer’s reputation and experience in the lodging industry;

•	the competitive market compensation paid to executive officers in similar positions at peer REITs; and

•	the operating history, size and age of the Company.

The Compensation Committee annually reviews the individual responsibilities and leadership attributes of each named executive officer. The Compensation Committee’s review includes its evaluation of each named executive officer’s role and contributions to the Company during the last year. Among other matters, the Compensation Committee considers the performance of employees managed by the named executive officers, the asset management strategies proposed or implemented by the named executive officer to improve hotel property performance, the status of the Company’s hotel property acquisition activities, the Company’s execution on short- and long-term strategic initiatives for which the named executive officer is responsible and the Company’s compliance with applicable laws and regulations to the extent within the named executive officer’s responsibility.

In addition, a tool by which the Compensation Committee measures a named executive officer’s performance is the named executive officer’s contributions with respect to the Company’s MBOs, which, as described above, are reviewed and approved by the Compensation Committee and the Board each year. Quarterly progress reports with respect to the MBOs provide the Compensation Committee with a regular update on the performance of the named executive officers. As noted elsewhere in this Proxy Statement, MBOs are primarily used to determine the annual cash incentive bonus, but MBOs can be expected also to influence the Compensation Committee’s determination of base salaries in the future.

The Compensation Committee’s review of a named executive officer’s role and contribution to the Company includes the observations of the Chief Executive Officer with respect to the performance of the other named executive officers, especially as to day-to-day responsibilities and intra-company leadership qualities and growth.

With respect to each named executive officer’s expertise and experience within the industry, the Compensation Committee considers involvement in industry or trade groups such as NAREIT, reputation in the institutional investor community, as well as awards or other recognition by industry or trade groups or other industry participants.

The 2011 annual base salaries for the named executive officers are provided in the Summary Compensation Table elsewhere in this proxy statement. For 2012, the Compensation Committee and the Board approved annual base salaries for Messrs. Bortz, Martz and Fisher of $500,000, $350,000 and $350,000, respectively, which compare to those of the peer group from the Mercer report as follows:

	2012 Company Base Salary versus
	Peer Group (2011) 25th Percentile	Peer Group (2011) Mean
Chief Executive Officer	-3%	-22%
Chief Financial Officer	4%	-9%
Chief Investment Officer	9%	2%

Annual Cash Incentive Bonus

The Compensation Committee emphasizes the importance of incentive cash compensation (the annual cash incentive bonus program) as a component of total compensation for the named executive officers. The Company believes this component of the Company’s compensation program is an investment in high-quality, successful employees who can improve the operational performance of the Company’s hotels and generate new business and investment opportunities that create value for shareholders.

The annual cash incentive bonus program is intended to compensate our named executive officers for achieving our annual goals at both the corporate and hotel property levels, as well as implementing long-term plans and strategies. However, we do not guarantee any bonuses. In 2011, the target annual cash incentive bonuses were based on achievement of the MBOs described above with an allocation of the bonus percentage to the various MBOs. The Compensation Committee reviewed and approved the targeted amounts after reviewing compensation in the NAREIT executive compensation survey and as provided in the proxy statements of certain comparable companies. The cash incentive bonus for 2011 was paid in the first quarter of 2012, when audited financial statements for 2011 became available for the Company and when the Compensation Committee, after consultation with the Chief Executive Officer, determined the percentage above, at or below the target cash incentive bonuses the named executive officers should receive based upon the Company’s achievement of the approved MBOs.

The Compensation Committee noted the following particular areas of achievement in 2011 when approving the compensation of our named executive officers:

•

Actual hotel operating performance exceeded underwriting goals for hotel acquisitions: for the year ended December 31, 2011, our actual hotel-level EBITDA exceeded our underwritten 2011 hotel-level EBITDA by approximately 7%.

•

Realize savings across portfolio by formalizing “best practices” program and initiatives: for 2011, we significantly exceeded our goal of producing at least $1.0 million of annualized expense savings or increased profitability by identifying and implementing best practices across our portfolio of hotels.

•	Successfully completed numerous hotel capital re-investment programs on time and within budget.

•

Completed acquisitions of 12 high-quality hotel properties in seven of our target markets: we significantly exceeded our internal goal of completing four acquisitions in 2011, having acquired the Argonaut Hotel in San Francisco, California; the Westin Gaslamp Quarter in San Diego, California; the Hotel Monaco Seattle in Seattle, Washington; the Mondrian LA in Los Angeles, California; the Viceroy Miami in Miami, Florida; the W Boston in Boston, Massachusetts; and the Manhattan Collection (through a 49% interest in a joint venture), comprised of six upper upscale hotel properties in midtown Manhattan, New York.

•

Implementation of financial controls and risk management: the audit of our internal controls and procedures again found no material weaknesses and no exceptions, as set forth in the audit reports filed as part of our Annual Report on Form 10-K for the year ended December 31, 2011.

To reward the named executive officers for their outstanding execution of the Company’s investment strategy and capital markets activities in a challenging economic environment and exceptional outperformance relative to the MBOs, the Company paid the named executive officers actual cash incentive bonuses of 200% of the target cash incentive bonuses for 2011.

The 2011 actual cash incentive bonus for the named executive officers are provided in the Summary Compensation Table below. For 2012, the target cash incentive bonus for Mr. Bortz is $500,000 (100% of annual base salary, or approximately 23% of target total compensation, which includes the grant of time-based restricted Common Shares and performance-based restricted Common Shares discussed below). The target cash incentive bonus for each of Messrs. Martz and Fisher is $280,000 (80% of annual base salary, or approximately 25% of target total compensation, which includes the grant of time-based restricted Common Shares performance-based restricted Common Shares discussed below).

For each executive, the target cash incentive bonus is contingent on the Company meeting the target levels of certain management objectives and goals established by the Board (“Annual Objectives”), which are set at the beginning of the year and are designed to align the incentives of the Company’s employees and management with the interests of the Company’s shareholders. The actual amount of cash bonus that will be paid in 2013 for performance in 2012 will depend on the Company’s performance against the Annual Objectives and could be as little as zero and as much as 200% of the target cash incentive bonus. The Company does not guarantee any bonus.

The Annual Objectives for purposes of calculating the 2012 target cash incentive bonuses have three primary components:

•

35% is determined by the percentage growth of the Company’s comparable hotel-level earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the year ending 2012 as compared to the year ended December 31, 2011 measured against the average percentage growth in the same measure of a group of seven peer REITs in the full-service hotel sector, including Ashford Hospitality Trust, Chesapeake Lodging Trust, DiamondRock Hospitality Company, Host Hotels & Resorts, Inc., LaSalle Hotel Properties, Strategic Hotels & Resorts, Inc. and Sunstone Hotel Investors, Inc. (the “Peer Group”), (the “EBITDA Growth Objective”);

•

35% is determined by the amount of Company actual hotel-level EBITDA for the year ending December 31, 2012 compared to the aggregate amount of 2012 hotel-level EBITDA projected by the Company’s underwriting process at the time of each hotel’s acquisition (the “Underwritten EBITDA Objective”); and

•

30% is determined by the degree to which particular business objectives, including certain capital re-investment programs, asset management initiatives, acquisition goals, medium-term debt refinancings and internal controls and compliance, are executed and met (the “Operating Objective”).

The level of performance against each of the 2012 Annual Objectives is measured relative to a target and is subject to a maximum and minimum, each of which varies by objective, as shown in the following table:

Long-Term Objective		Threshold	Decrease Increment	Target Performance and % of Target Bonus	Increase Increment	Maximum

EBITDA Growth	Performance (relative to Target Performance)		For every 100 basis points (“bps”) below target	Peer-Group Average EBITDA growth	For every 100 bps above target
	Payout Level (percent of Target Bonus)	0%	700 bps less	35%	700 bps more	87.5%

Underwritten EBITDA	Performance (relative to Target Performance)		For every 100 bps below target	Aggregate underwritten EBITDA	For every 100 bps above target
	Payout Level (percent of Target Bonus)	0%	700 bps less	35%	700 bps more	87.5%

Operating	Performance (Five-point scale — assessed by Board)	1	2	3	4	5
	Payout Level (percent of Target Bonus)	0%	15%	30%	45%	60%

Aggregate (as percent of Target Bonus)		0%		100%		200%

Regardless of the Company’s actual performance against one or more of the Annual Objectives, no executive officer will be entitled to receive more than a maximum of 200% of his target cash incentive bonus for an annual cash bonus incentive award. In addition, each Annual Objective has a maximum cap on the percentage of the target cash incentive bonus that the executive officers may earn: 87.5%, 87.5% and 60% in the case of the EBITDA Growth Objective, the Underwritten EBITDA Objective and the Operating Objective, respectively.

Long-Term Equity Incentive Awards

Overview.    The 2009 Equity Incentive Plan allows for long-term incentives to our named executive officers, key employees and consultants and other service providers to the Company, its subsidiaries and advisors through grants of option rights, appreciation rights, restricted share awards and LTIP units. Awards granted to named executive officers and other employees under the incentive plan are designed to provide grantees with an incentive to promote the long-term success of the Company in line with our shareholders’ interests. The awards align the named executive officers’ interests with the interests of shareholders by providing the named executive officers with an ownership interest in the Company and a stake in the Company’s success. The 2009 Equity Incentive Plan is administered by the Compensation Committee, which has discretion to determine those individuals or entities to whom awards will be granted, the number of shares subject to such rights and awards and other terms and conditions of the option rights, appreciation rights and restricted share awards. Awards may have a vesting period that is tied to each named executive officer’s or employee’s continued service to the Company or a specifically identified set of performance measures. All equity incentive awards made prior to the date of this proxy statement were made under the 2009 Equity Incentive Plan and do not depend on the passage of Proposal 4, approval of the amended and restated 2009 Equity Incentive Plan.

Long-term equity incentive awards for the named executive officers with respect to a fiscal year are typically issued near the beginning of such fiscal year or toward the end of the prior fiscal year.

February 2011 Awards of Restricted Common Shares.    In February 2011, each of Messrs. Bortz, Martz and Fisher received awards of restricted Common Shares subject to pro rata time-based vesting on January 1, 2012, January 1, 2013 and January 1, 2014. Mr. Bortz received 29,674 restricted Common Shares, and Messrs. Martz and Fisher each received 14,837 restricted Common Shares. The shares were granted pursuant to our 2009 Equity Incentive Plan and were intended as part of the 2011 compensation program. The 2011 awards of restricted Common Shares for the named executive officers are provided in the Summary Compensation Table below.

For 2012, the Company awarded restricted Common Shares to Messrs. Bortz, Martz and Fisher in the amounts of 21,460, 8,495 and 8,495 shares, respectively. The grant date fair values of the awards, calculated in accordance with FASB ASC 718, were $496,799, $196,659 and $196,659, respectively, or approximately 22.6%, 17.8% and 17.8%, respectively, of each named executive officer’s target total compensation. The restricted Common Shares will vest ratably on January 1, 2013, January 1, 2014 and January 1, 2015, provided that the recipient remains employed by the Company on each vesting date. Based on the data contained in the Mercer report, for 2011, consistent with the Company’s compensation philosophy, the grant value of the long-term incentive compensation as a percentage of the annual base salary for each named executive officer was in line or reasonably in line with the peer group’s 50th percentile, as shown in the following table:

	Long-Term Incentive Compensation as Percentage of Base Salary		Long-Term Incentive Grant Value versus Peer Group Mean
	Company	Peer Group Mean
Chief Executive Officer	55%	42%	-36%
Chief Financial Officer	43%	43%	-35%
Chief Investment Officer	43%	37%	-19%

Awards of Performance-Based Restricted Common Shares.    At the beginning of 2011, the Company was in the early stages of its transition from start-up status and had not owned any hotels for more than approximately seven months. Therefore, the Company believed it would have been premature to grant performance-based equity awards. As a result, no performance-based restricted Common Shares were awarded to the named executive officers in 2011. However, by early 2012, the Company believed that it had sufficient operating history and experience to form the basis for granting to its named executive officers performance-based equity awards that would motivate the executives and further align their interests with those of our shareholders. In February 2012, each of Messrs. Bortz, Martz and Fisher received awards of performance-based restricted Common Shares, which will vest only if, and to the degree, long-term performance criteria established by the Board (“Long-Term Objectives”) are met and the recipient remains employed by the Company on the vesting date.

The Long-Term Objectives have three primary components:

•

30% is determined by the Company’s total shareholder return (Common Share price appreciation/depreciation plus paid dividends) (“TSR”) measured from December 31, 2011 through December 31, 2014 compared to the Peer Group’s average TSR (the “Group TSR Objective”);

•

30% is determined by the Company’s total shareholder return (Common Share price appreciation/depreciation plus paid dividends) from December 31, 2011 through December 31, 2014 (the “Absolute TSR Objective”); and

•

40% is determined by reduction of the gap between the Company’s hotel-level EBITDA margin and that reported by LaSalle Hotel Properties from December 31, 2011 through December 31, 2014, measured annually (the “Direct Competitor Objective”).

The level of performance against each of the 2012 Long-Term Objectives is measured relative to a target and is subject to a maximum and minimum, each of which varies by objective, as shown in the following table:

Long-Term Objective		Threshold	Decrease Increment	Target Performance and % of Target Bonus	Increase Increment	Maximum

Group TSR	Performance (relative to Target Performance)	≥ 600 bps below	For every 100 bps below target	Peer-Group Average TSR	For every 100 bps above target
	Payout Level (percent of Target Bonus)	0%	500 bps less	30%	500 bps more	60%

Absolute TSR	Performance (relative to Target Performance)	≤ 5%	For every 100 bps below target	9% TSR	For every 100 bps above target
	Payout Level (percent of Target Bonus)	0%	750 bps less	30%	750 bps more	60%

Direct Competitor	Performance (relative to Target Performance)	≥ 40 bps increase in gap	For every 10 bps increase in EBITDA margin gap	No change in EBITDA margin gap	For every 10 bps decrease in EBITDA margin gap
	Payout Level (percent of Target Bonus)	0%	1,000 bps less	40%	1,000 bps more	200%

Aggregate (as percent of Target Bonus)		0%		100%		200%

Regardless of the Company’s actual performance against any one or more of the Long-Term Objectives, the maximum amount of performance-based restricted Common Shares that can vest for any of the named executive officers is 200% of the executive’s target number of performance-based restricted Common Shares.

The minimum, target and maximum number of Common Shares subject to the performance-based equity incentive awards for the Company’s three executive officers are as follows:

Name	Number of Common Shares Subject to Performance-Based Vesting			Value if Maximum Number Vests(1)
	Threshold	Target	Maximum
Jon E. Bortz	0	32,190	64,380	$1,490,397
Raymond D. Martz	0	12,742	25,484	$589,955
Thomas C. Fisher	0	12,742	25,484	$589,955

(1)	The amounts in this column show the dollar values of the performance-based awards assuming that on the grant date of the awards the highest level of performance was probable, the maximum value of the awards would be earned and the value per Common Share subject to performance-based vesting was assumed to be the closing price per Common Share on the NYSE on the date of grant, February 8, 2011. The values of the performance-based awards are dependent in part on the Company’s performance over a three-year period and there is no assurance that the maximum value of the awards will be earned.

For each named executive officer, the actual amount of Common Shares that will vest after December 31, 2014 pursuant to the performance-based awards will depend on the Company’s performance against the Long-Term Objectives and requires that the recipient remain employed by the Company through December 31, 2014. The Common Shares issuable pursuant to these performance-based awards will, prior to vesting, not be entitled to receive dividends paid on the Company’s Common Shares or to be voted, but dividends will accrue on the shares and will be paid if and when the shares vest.

December 2009 Awards of “Founders” LTIP Units.    Effective upon completion of the IPO in December 2009, Messrs. Bortz and Martz received grants of LTIP units in our operating partnership in the amounts of 723,035 and 132,260 LTIP units, respectively. In January 2010, upon joining the Company, Mr. Fisher received a grant of 47,349 LTIP units. The awards were granted pursuant to our 2009 Equity Incentive Plan. The awards were designed as one-time “founders” grants to attract and retain experienced, high-quality executives who could manage and lead our Company from a start-up operation, through an IPO, to delivering favorable total shareholder returns both in an absolute amount and relative to the Company’s peers. These awards of “founders” LTIP units are not treated as a component of the named executive officers’ annual compensation packages. In the future, however, the Company may grant LTIP units to attract and retain additional senior executives or to retain our named executive officers.

LTIP units are a special class of partnership interests in our operating partnership. Each LTIP unit awarded is deemed equivalent to an award of one Common Share under the 2009 Equity Incentive Plan, reducing availability for other equity awards on a one-for-one basis. We do not receive a tax deduction for the value of any LTIP units granted to our employees. The vesting period for LTIP units, if any, is determined at the time of issuance. LTIP units, whether vested or not, or whether the LTIP units have reached full parity with the operating partnership units or not, receive the same per-unit profit distributions as units of our operating partnership, which profit distribution generally equals per-share distributions on Common Shares. This treatment with respect to distributions is similar to the treatment of our restricted share awards, which generally receive full distributions whether vested or not. Initially, LTIP units do not have full parity with operating partnership units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of operating partnership unit holders. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of operating partnership units, the LTIP units will achieve full parity with operating partnership units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of operating partnership units at any time, and thereafter enjoy all the rights of operating partnership units, including exchange rights which include the right to redeem the operating partnership units for Common Shares or cash, at our option. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that an officer realizes for a given number of vested LTIP units will be less than the value of an equal number of Common Shares.

Other Benefits

Consistent with the philosophy of the Compensation Committee to establish individual- and Company-based performance measures, the Compensation Committee will continue to maintain competitive benefits and perquisites for named executive officers. However, the Compensation Committee does not view benefits and perquisites as a key component of the Company’s compensation program and their total value remains a small percentage of each named executive officer’s base salary. The Compensation Committee may revise, amend or add to each named executive officer’s benefits and perquisites if it deems it advisable.

Other Factors Considered by the Compensation Committee

Tax Deductibility of Executive Compensation

Section 162(m) of the Code limits the deduction that a public corporation may claim for compensation paid to its chief executive officer and its three other highest paid executive officers (other than its chief financial officer). The compensation deduction that may be claimed on account of amounts paid to each of those executive officers is limited to $1 million per year. Compensation that qualifies as “performance based compensation” under Section 162(m) of the Code is not subject to the deduction limit.

A transition rule under Section 162(m) of the Code applies to compensation paid by the Company under an agreement or plan that was in effect at the time of the Company’s IPO; provided that the prospectus for the offering disclosed the terms of the agreement or plan in accordance with the requirements of applicable securities law. The transition rule provides that compensation paid under such agreements before the end of a specified reliance period is not subject to the Section 162(m) deduction limit. Similarly, compensation paid pursuant to awards granted under a plan, like the 2009 Equity Incentive Plan, before the end of the specified reliance period is not subject to the Section 162(m) deduction limit. The reliance period for the Company under the transition rule will end on the earlier of: (i) the expiration date of the plan or agreement, (ii) the date the plan or agreement is materially modified, (iii) the date on which all of the Company shares authorized for issuance under the 2009 Equity Incentive Plan have been issued and (iv) the date of the 2013 annual meeting of the Company’s shareholders. The Company should be entitled to rely on the relief provided under the transition rule so that Section 162(m) will not apply to compensation paid under the agreements, or grants made under the 2009 Equity Incentive Plan, before the end of the reliance period.

With respect to compensation that is not exempt from the deduction limit under this transition rule, the Compensation Committee generally seeks to preserve the federal income tax deductibility of compensation paid to the named executive officers and thus may design compensation awards and incentives so that they qualify as “performance based compensation” under Section 162(m) of the Code. However, in order to maintain flexibility in compensating the named executive officers in a manner designed to promote our corporate goals, including retaining and providing incentives to the named executive officers, the Compensation Committee has not adopted a policy that all compensation must be deductible.

We do not expect Section 162(m) of the Code to affect the deductibility of any compensation paid by the Company in 2011 to the named executive officers.

Payments Upon Termination of A Named Executive Officer and Vesting of Equity Awards Upon A Change in Control of the Company

The Company entered into an agreement with each of its named executive officers, upon his joining the Company, to provide benefits to each in the event his employment is terminated in certain circumstances. Otherwise, the Company has not entered into an employment agreement with any of its named executive officers. The Compensation Committee expects to review the terms of the three change in control severance agreements annually. Because each named executive officer’s severance payment is derived from his annual base salary and other annual incentive compensation, the effect on severance payments is one of the factors expected to be considered by the Compensation Committee when annually reviewing the named executive officer’s total compensation and change in control severance agreement terms in the future.

The agreement with each named executive officer provides that the named executive officer will be entitled to the severance payments and benefits detailed in this Proxy Statement under “Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies” if the named executive officer resigns for “good reason” or if the named executive officer is terminated by the Company without “cause” in connection with, or within one year after, a change in control of the Company. As noted at the beginning of this Compensation Discussion and Analysis, one of the Company’s executive compensation philosophies is to retain key executive officers. The Compensation Committee believes that the terms of the change in control severance agreements described above, including the events triggering severance payments, are competitive with other lodging REITs and promote stability among its named executive officers which is important to the Company’s overall performance.

In addition, the Compensation Committee considers the effect of accelerated vesting of certain equity awards upon a termination of a named executive officer or a change in control of the Company. The Compensation Committee approves of the terms of the restricted share award agreements, including the immediate vesting of time-based restricted shares upon a change in control of the Company, upon a named executive officer’s registration for good reason or upon a named executive officer’s termination without cause. The Compensation Committee believes that the terms of the restricted share award agreements are competitive with other lodging REITs, promote stability among its named executive officers which is important to the Company’s overall performance and provide appropriate incentive to align the interests of management with the shareholders in evaluating potential acquisitions. For more information on the vesting terms of the named executive officer’s restricted shares, see “Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies — Vesting of Long-Term Equity Incentive Awards.”

Risk Management Considerations

As a company essentially in start-up mode for much of 2010 following completion of its IPO in December 2009, the Company initially sought to structure its compensation to encourage management to establish sound operating, financial, accounting and asset management systems rather than reaching acquisition targets or achieving certain financial goals. The MBOs for both 2010 and 2011 were designed to strengthen this alignment. For example, the 2011 MBOs included the Company’s achievement of specified financial performance for the Company’s hotel portfolio as compared to the Company’s underwriting at the time of acquisitions of the hotel properties and the successful completion of the Company’s internal control program. The first of these objectives was intended to encourage executive officers to reduce the risk that the financial performance of our hotel portfolio did not meet the Company’s underwriting forecasts. At the same time, achieving the second of these objectives reduced the risk that the Company’s internal controls would not detect and prevent a problem with its financial management and reporting. Moreover, the Company believes that paying a significant portion of total compensation in the form of awards of Common Shares aligns management’s incentives with the interests of the Company’s shareholders. As a result, the Company believes its compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Share Ownership Guidelines for Named Executive Officers

In 2010, the Board established share ownership guidelines for the named executive officers of the Company. The Board believes that encouraging each named executive officer to maintain a meaningful ownership interest in the Company relative to the named executive officer’s annual base salary is in the best interest of the Company and its shareholders and is likely to further encourage the named executive officer to act in a manner that creates value for the Company’s shareholders. Pursuant to the guidelines, the Board recommends that by December 31, 2014 each of our existing named executive officers should own shares in the Company having an aggregate value equal to or greater than the multiple of his base salary as shown in the following table.

	Multiple of Annual Base Salary (2012)	Amount of Share Ownership Required	Ownership Level Exceeded?
Chief Executive Officer	5x	$2.5 million	Yes
Chief Financial Officer	3x	$1.05 million	Yes
Chief Investment Officer	3x	$1.05 million	Yes

Common Shares, LTIP units, restricted Common Shares subject to time-based vesting and Preferred Shares will count toward the recommended level of share ownership. Any restricted Common Shares subject to performance-based vesting, if any, that have not vested will not count toward the recommended level of share ownership. Any new named executive officer will have five years from the time of joining the Company to attain the recommended level of share ownership. Once the Board has determined that a named executive officer has met the recommended level of share ownership, declines in the market value of those shares following the Board’s determination will not change that determination. All three of our named executive officers have exceeded the recommended level of share ownership for named executive officers.

Prohibition Against Hedging

Our insider trading policy prohibits our officers, trustees, employees and consultants of the Company and their respective family members from, among other prohibited activities, engaging in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of insider trading laws. The insider trading policy also prohibits our officers, trustees, employees and consultants of the Company and their respective family members from engaging in short sales of the Company’s securities and transactions in publicly traded options on the Company’s securities, such as puts, calls and other derivative securities, on an exchange or in any other market.

Adoption of Compensation Clawback Policy

We expected the SEC, in accordance with the requirements of the Dodd-Frank Act, to issue in 2011 regulations regarding clawback policies. We had intended to implement our own formal clawback policy once the applicable SEC regulations were enacted. The SEC did not enact regulations in 2011, but indicated that it will propose regulations before June 2012 and implement regulations before January 2013. We intend to adopt a clawback policy that will apply to our executive officers in conformity with the SEC regulations once they have been implemented. We have chosen to wait to adopt a formal policy until the SEC issues its regulations to insure that our policy will be fully compliant.

EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. The amounts shown represent the compensation paid to our named executive officers for the years shown as consideration for services rendered to us.

With respect to long-term equity incentive awards, the dollar amounts indicated in the table under “Share Awards” are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

Name and Principal Position	Year		Salary ($)		Bonus(1) ($)	Share Awards(2) ($)		Non-Equity Incentive Plan Compensation(1) ($)		All Other Compensation ($)		Total ($)
Jon E. Bortz Chairman, President and Chief Executive Officer	2011		315,000		—	657,279	(3)	630,000	(4)	40,421	(5)	1,642,700
	2010		300,000		—	605,735	(6)	600,000	(7)	33,111	(8)	1,538,846
	2009	(9)	18,904	(10)	—	6,145,798	(11)	—		1,096	(12)	6,165,798

Raymond D. Martz Executive Vice President, Chief Financial Officer, and Treasurer and Secretary	2011		262,500		—	328,640	(13)	420,000	(4)	33,851	(14)	1,044,991
	2010		250,000		—	302,867	(15)	400,000	(7)	148,454	(16)	1,101,321
	2009	(9)	15,753	(10)	—	1,124,210	(11)	—		881	(12)	1,140,844

Thomas C. Fisher Executive Vice President, Chief Investment Officer	2011		262,500		—	328,640	(13)	420,000	(4)	33,601	(17)	1,044,741
	2010		243,151	(18)	—	705,334	(19)	400,000	(7)	342,549	(20)	1,691,034
	2009	(21)	—		—	—		—		—		—

(1)	For each named executive officer for each year, the total of the amounts shown in the Bonus and Non-Equity Incentive Plan Compensation columns equals the amount of the annual cash incentive bonus. Any amount shown in the Bonus column is the discretionary amount of the annual cash incentive bonus awarded to a named executive officer in excess of the formula-based amount of the annual cash incentive bonus for that year.

(2)	For information regarding the Company’s assumptions made in the valuation of time-based restricted share and LTIP unit awards, see Note 8 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

(3)	Reflects 29,674 restricted shares that vest ratably on January 1, 2013, January 1, 2014 and January 1, 2015.

(4)	Amount of actual cash incentive bonus paid in February 2012 for 2011 performance.

(5)	Amount includes (i) $15,984 in health insurance premiums, (ii) $10,387 in dental, life and long-term disability insurance premiums, (iii) $9,800 in employer-matching contributions to the Company’s 401(k) plan and (iv) $4,250 in employer-matching charitable contributions.

(6)	Reflects 28,776 restricted shares that rest ratably on March 11, 2011, March 11, 2012 and March 11, 2013.

(7)	Amount of actual cash incentive bonus paid in February 2011 for 2010 performance.

(8)	Amount includes (i) $16,201 in health insurance premiums and coverage under COBRA, (ii) $9,410 in dental, life and long-term disability insurance premiums, (iii) $3,000 in employer-matching contributions to the Company’s 401(k) plan and (iv) $4,500 in employer-matching charitable contributions.

(9)	2009 includes the period from December 9, 2009 (the first trading day of Common Shares and the date of commencement of compensated employment) through December 31, 2009.

(10)	This amount reflects the pro rata amount of the executive’s 2009 salary for the period from December 9, 2009 (the first trading day of Common Shares and the date of commencement of compensated employment) through December 31, 2009. For 2009, Mr. Bortz’s annual salary was $300,000 and Mr. Martz’s was $250,000.

(11)	Reflects the grants to Mr. Bortz and Mr. Martz of 723,035 and 132,260 LTIP units, respectively, under our 2009 Equity Incentive Plan upon completion of our IPO. Both awards have a five-year vesting period. For purposes of this table, we determined that the grant date fair value for each LTIP unit was $8.50. For more information regarding the Company’s assumptions made in the valuation of this equity award, see Note 8 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

(12)	This amount was paid by the Company for the executive’s health insurance coverage under COBRA. The Company did not pay any premiums for disability or life insurance for 2009.

(13)	Reflects 14,837 restricted shares that rest ratably on January 1, 2013, January 1, 2014 and January 1, 2015.

(14)	Amount includes (i) $15,984 in health insurance premiums and coverage under COBRA, (ii) $7,817 in dental, life and long-term disability insurance premiums, (iii) $9,800 in employer-matching contributions to the Company’s 401(k) and (iv) $250 in employer-matching charitable contributions.

(15)	Reflects 14,388 restricted shares that vest ratably on March 11, 2011, March 11, 2012 and March 11, 2013.

(16)	Amount includes (i) $13,718 in health insurance premiums and coverage under COBRA, (ii) $6,841 in dental, life and long-term disability insurance premiums, (iii) $2,500 in employer-matching contributions to the Company’s 401(k) plan and (iv) $125,395 in relocation-related expenses.

(17)	Amount includes (i) $15,984 in health insurance premiums and coverage under COBRA, (ii) $7,817 in dental, life and long-term disability insurance premiums and (iii) $9,800 in employer-matching contributions to the Company’s 401(k) plan.

(18)	This amount reflects the pro rata amount of the executive’s 2010 salary for the period from January 11, 2010 (the date Mr. Fisher joined the Company) through December 31, 2010. For 2010, Mr. Fisher’s annual salary was $250,000.

(19)	Reflects the grant to Mr. Fisher of 47,349 LTIP units under our 2009 Equity Incentive Plan upon his joining our Company in January 2010. This award has a five-year vesting period. For purposes of this table, we determined that the grant date fair value for each LTIP unit was $8.50. For more information regarding the Company’s assumptions made in the valuation of equity award, see Note 8 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Also reflects 14,388 restricted shares that vest ratably on March 11, 2011, March 11, 2012 and March 11, 2013.

(20)	Amount includes (i) $14,504 in health insurance premiums and coverage under COBRA, (ii) $6,841 in dental, life and long-term disability insurance premiums, (iii) $2,500 in employer-matching contributions to the Company’s 401(k) plan and (iv) $318,704 in relocation-related expenses.

(21)	Mr. Fisher joined the Company in 2010 and therefore did not receive any compensation in or for 2009.

Grants of Plan-Based Awards

The following table sets forth information with respect to plan-based equity awards granted in 2011 to the named executive officers. These awards were made based on 2010 performance against the 2010 MBOs. The dollar amounts indicated under the “Grant Date Fair Value” are the full fair value of each grant, in accordance with the applicable accounting literature.

Name	Date of Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Share Awards: Number of Shares(2) (#)	Grant Date Fair Value(3) ($)
		Threshold ($)	Target ($)	Maximum ($)
Jon E. Bortz	February 9, 2011	0	315,000	630,000	29,674	657,279
Raymond D. Martz	February 9, 2011	0	210,000	420,000	14,837	328,640
Thomas C. Fisher	February 9, 2011	0	210,000	420,000	14,837	328,640

(1)	On February 8, 2012, the Board of Trustees approved, as recommended by the Compensation Committee, actual annual cash incentive bonuses for Messrs. Bortz, Martz and Fisher of $630,000, $420,000 and $420,000, respectively, for 2011 performance.

(2)	Amounts reflect the grant of restricted Common Shares under our 2009 Equity Incentive Plan. The awards are subject to time-based vesting ratably on January 1 of 2012, 2013 and 2014.

(3)	The dollar value is computed in accordance with Accounting Standards Codification 718, Share-Based Payment.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Tables and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Executive Officer Compensation — Compensation Discussion and Analysis.” The terms of change in control severance agreements that we have entered into with our executives are described below under “Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2011.

		Share Awards
Name	Date of Grant	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested(1) ($)
Jon E. Bortz	December 14, 2009	433,821	(2)	8,320,687
	March 11, 2010	19,184	(3)	367,949
	February 9, 2011	29,674	(5)	569,147

Raymond D. Martz	December 14, 2009	79,356	(2)	1,522,048
	March 11, 2010	9,592	(3)	183,975
	February 9, 2011	14,837	(5)	284,574

Thomas C. Fisher	January 11, 2010	37,879	(4)	726,519
	March 11, 2010	9,592	(3)	183,975
	February 9, 2011	14,837	(5)	284,574

(1)	Pursuant to SEC rules, for purposes of this table the market value per unvested LTIP unit and restricted Common Share is assumed to be $19.18, the closing market price per Common Share at the end of the last completed fiscal year, December 31, 2011. The “founders” LTIP units reached parity with Common Shares in April 2011. For more information regarding the Company’s assumptions made in the valuation of these equity awards, see Note 8 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

(2)	Amount includes LTIP units that have not vested from initial award that vests ratably on each December 14 for five years, beginning on December 14, 2010.

(3)	Amount includes restricted Common Shares that have not vested from initial award that vests ratably on each March 11 for three years, beginning on March 11, 2011.

(4)	Amount includes LTIP units that have not vested from initial award that vests ratably on each January 11 for five years, beginning on January 11, 2011.

(5)	Amount includes restricted Common Shares that have not vested from initial award that vests ratably on each January 1 for three years, beginning on January 1, 2012.

In February 2012, Messrs. Bortz, Martz and Fisher were granted additional restricted share awards of 21,460, 8,495 and 8,495 Common Shares, respectively. The shares vest in equal one-third installments each January 1, commencing January 1, 2013, provided the executive officer remains employed by the Company on the vesting date. Prior to vesting, the restricted shares are entitled to vote and receive dividends.

Option Exercises and Shares Vested

The Company has not granted any share option awards to the named executive officers. The following table sets forth information with respect to the vesting of the named executive officers’ restricted Common Shares during 2011.

	Share Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(1) ($)
Jon E. Bortz	154,199	(2)	2,957,537
Raymond D. Martz	31,248	(2)	599,337
Thomas C. Fisher	14,266	(2)	273,622

(1)	Pursuant to SEC rules, for purposes of this table the market value per unvested LTIP unit and restricted Common Share is assumed to be $19.18, the closing market price per Common Share at the end of the last completed fiscal year, December 31, 2011. The “founders” LTIP units reached parity with Common Shares in April 2011. For more information regarding the Company’s assumptions made in the valuation of these equity awards, see Note 8 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

(2)	Amount includes vested LTIP units and restricted Common Shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of December 31, 2011, relating to the 2009 Equity Incentive Plan, pursuant to which grants of options, restricted shares, restricted units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	—	—	224,317
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	224,317

(1)	Our 2009 Equity Incentive Plan was approved by the Company’s sole trustee and the Company’s sole shareholder prior to completion of the Company’s IPO.

CHANGE IN CONTROL SEVERANCE AGREEMENTS, EQUITY AWARD VESTING AND OTHER TERMINATION POLICIES

Change in Control Severance Agreements of Messrs. Bortz, Martz and Fisher

The Company previously entered into agreements with its named executive officers (in connection with our IPO in 2009 in the cases of Messrs. Bortz and Martz and in March 2010 in the case of Mr. Fisher) to provide benefits to each in the event his employment is terminated in certain circumstances. The Compensation Committee expects to review the terms of these change in control severance agreements annually. As described in more detail below, because each named executive officer’s severance payment is derived from his annual base salary and other annual incentive compensation, the effect on severance payments will be one of the factors the Compensation Committee considers when annually reviewing each named executive officer’s total compensation and change in control severance agreement terms.

The change in control severance agreements for Messrs. Bortz and Martz became effective on December 14, 2009 and for Mr. Fisher on March 5, 2010, each for an initial term of three years. The term of each agreement is automatically extended for an additional year on each anniversary date of the effective date of the change in control severance agreement beginning on the third anniversary of the effective date of the change in control severance agreement unless, not less than six months prior to the termination of the then-existing term, our Board provides notice to the executive of its intent not to extend the term further. Each of the named executive officers may terminate his agreement prior to the expiration of the term as described below.

Termination Without Cause (in Connection With, Or Within One Year After, A Change in Control) and Resignation For Good Reason

The agreement provides that upon the termination of the executive either by the Company without “Cause” in connection with, or within one year after, a change in control of the Company or the voluntary resignation by the executive, upon 30 days’ prior written notice to the Company, for “Good Reason,” the executive will be entitled to the following severance payments and benefits:

•	a lump sum cash payment equal to the sum of his annual base salary, annual cash target incentive bonus and accrued vacation time earned but not paid to the date of termination;

•

a lump sum cash payment equal to the product of three (in the case of Mr. Bortz) or two (in the case of Messrs. Martz and Fisher) times the sum of (x) his then-current annual base salary plus (y) the greater of (i) the bonus most recently paid to him and (ii) the average of the annual cash incentive bonuses paid to him with respect to the three most recent fiscal years ending before the date of termination;

•

a lump sum cash payment equal to three (in the case of Mr. Bortz) or two (in the case of Messrs. Martz and Fisher) times the annual premium or cost (including amounts paid by him) for his health, dental, disability and life insurance benefits; and

•

such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “— Vesting of Long-Term Equity Incentive Awards”).

Termination Without Cause (and Without A Change in Control)

If the executive is terminated without “Cause” and not in connection with or within one year of a change in control of the Company, the executive will be entitled to the following severance payments and benefits:

•	a lump sum cash payment equal to the sum of his annual base salary, annual cash target incentive bonus and accrued vacation time earned but not paid to the date of termination;

•

a lump sum cash payment equal to the sum of (x) his then-current annual base salary, plus (y) the greater of (i) the bonus most recently paid to him and (ii) the average of the annual cash incentive bonuses paid to him with respect to the three most recent fiscal years ending before the date of termination;

•

a lump sum cash payment equal to the product of one (in the case of Mr. Bortz) or two-thirds (in the case of Messrs. Martz and Fisher) times the annual premium or cost (including amounts paid by him) for his health, dental, disability and life insurance benefits; and

•

such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “— Vesting of Long-Term Equity Incentive Awards”).

Termination For Cause and Resignation Without Good Reason

If the Company terminates the executive for “Cause” or the executive voluntarily terminates his employment without “Good Reason,” the executive will be entitled to the following severance payments and benefits:

•	a lump sum cash payment equal to the sum of his annual base salary and accrued vacation time earned but not paid to the date of termination; and

•

such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “— Vesting of Long-Term Equity Incentive Awards”).

Other Key Change in Control Severance Agreement Terms

As a condition of any severance payment and related benefits described above, each of Messrs. Bortz, Martz and Fisher has agreed to a general release of any and all claims relating to the named executive officer’s employment. In addition, each of Messrs. Bortz, Martz and Fisher has agreed that while his change in control severance agreement is in force and for a one-year period following the Company’s termination of the executive for “cause” or the executive voluntarily terminates his employment without “good reason,” he will not solicit, hire or recruit employees of, or persons who have worked for, the Company or any of its affiliates either directly or indirectly for his own account or for another party.

Under the terms of their change in control severance agreements, each of Messrs. Bortz, Martz and Fisher is entitled to a tax gross-up payment under certain conditions for the parachute payment excise tax in the event that his employment is terminated in connection with a change in control.

Below is a list of terms and their meanings as defined in each named executive officer’s change in control severance agreement:

•	“Cause” shall mean that the Board concludes, in good faith and after reasonable investigation, that:

•	the executive has been charged with conduct which is a felony under the laws of the United States or any state or political subdivision thereof;

•	the executive engaged in conduct relating to the Company constituting material breach of fiduciary duty, willful misconduct (including acts of employment discrimination or sexual harassment) or fraud;

•	the executive breached the non-solicitation obligations or covenants of his change in control severance agreement in any material respect; or

•

the executive materially failed to follow a proper directive of the Board within the scope of the executive’s duties (which shall be capable of being performed by the executive with reasonable effort) after written notice from the Board specifying the performance required and the executive’s failure to perform within 30 days after such notice. No act, or failure to act, on the executive’s part shall be deemed “willful” unless done, or omitted to be done, by the executive not in good faith or if the result thereof would be unethical or illegal.

•	“Change in Control” shall mean a change in control of the Company if:

•

any “person” as such term is used in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof except that such term shall not include (A) the Company or any of its subsidiaries, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s common shares, or (E) any person or group as used in Rule 13d-1(b) under the Exchange Act, is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power or common shares of the Company;

•

during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new trustee (other than (A) a trustee designated by a person who has entered into an agreement with the Company to effect a transaction described in this definition of “Change in Control” or (B) a trustee whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of trustees of the Company) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the trustees then still in office who either were trustees at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

•

there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 50% of the combined voting power and common shares of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

•

there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect, including a liquidation) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power and common shares of which is owned by shareholders of the Company in substantially the same proportions as their ownership of the common shares of the Company immediately prior to such sale.

•	“Good Reason” shall mean the occurrence, without the executive’s prior written consent, of any of the following in connection with or within one year after a Change in Control:

•	any material reduction of the executive’s base salary or target bonus as a percentage of base salary;

•

any material adverse change in the executive’s duties or responsibilities, including assignment of duties inconsistent with his position, significant adverse alteration of the nature or status of responsibilities or the conditions of employment or any material diminution in authority, duties, or responsibilities, including, without limitation, any such material adverse change that results from a transaction pursuant to which the Company ceases to be a publicly traded lodging or hospitality company that is qualified as a REIT for federal income tax purposes and is subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act;

•	any material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report; or

•	the relocation of the Company’s headquarters and/or the executive’s regular work address to a location which requires the Executive to travel more than fifty miles from the Executive’s residence.

Vesting of Long-Term Equity Incentive Awards

The terms of the time-based LTIP unit and restricted Common Share awards granted to each of Messrs. Bortz, Martz and Fisher provide that:

•	upon a change in control of the Company, unvested awards vest;

•	upon termination of the executive’s employment with the Company because of his death or disability, the unvested awards vest;

•	upon resignation of the executive for good reason (which must be in connection with or within one year after a change in control), unvested awards vest;

•	upon termination of the executive’s employment with the Company without cause, the unvested awards vest; and

•	upon termination of the executive’s employment with the Company for cause, the unvested awards are forfeited.

Except as described above, any awards that are unvested at the time the executive terminates his employment with the Company are forfeited.

TERMINATION PAYMENT TABLE

The following table indicates the cash amounts, accelerated vesting and other payments and benefits that the named executive officers would be entitled to receive under various circumstances pursuant to the terms of the 2009 Equity Incentive Plan, the agreements governing awards made under the 2009 Equity Incentive Plan and their change in control severance agreements. The table assumes that termination of the named executive officer from the Company under the scenario shown occurred on December 31, 2011 and did not affect in any way the valuation of any outstanding LTIP units.

Name and Termination Scenario	Cash Payment(1)	Acceleration of Vesting of Long- Term Equity Incentive Awards(2)	Excise Tax Gross-Up Payments(3)	Total
Jon E. Bortz — Chairman, President and Chief Executive Officer
By Company For Cause or By Employee Without Good Reason	$—	Not applicable	Not applicable	$—
Upon Death or Disability	$—	$9,257,764	Not applicable	$9,257,764
By Company Without Cause (With A Change in Control) or By Employee For Good Reason (With A Change in Control)	$3,424,112	$9,257,764	$2,715,498	$15,397,374
By Company Without Cause (Without A Change in Control)	$1,541,371	$9,257,764	Not applicable	$10,799,135
Raymond D. Martz — Executive Vice President, Chief Financial Officer, Treasurer and Secretary
By Company For Cause or By Employee Without Good Reason	$—	Not applicable	Not applicable	$—
Upon Death or Disability	$—	$1,990,558	Not applicable	$1,990,558
By Company Without Cause (With A Change in Control) or By Employee For Good Reason (With A Change in Control)	$1,772,602	$1,990,558	$981,678	$4,744,838
By Company Without Cause (Without A Change in Control)	$1,078,367	$1,990,558	Not applicable	$3,068,925
Thomas C. Fisher — Executive Vice President and Chief Investment Officer
By Company For Cause or By Employee Without Good Reason	$—	Not applicable	Not applicable	$—
Upon Death or Disability	$—	$1,195,048	Not applicable	$1,195,048
By Company Without Cause (With A Change in Control) or By Employee For Good Reason (With A Change in Control)	$1,772,602	$1,195,048	$727,518	$3,695,168
By Company Without Cause (Without A Change in Control)	$1,078,367	$1,195,048	Not applicable	$2,273,415

(1)	This column assumes that there was neither accrued but unpaid base compensation nor vacation time earned but unpaid as of December 31, 2011.

(2)	Amounts in this column reflect accelerated vesting of awards of LTIP units and restricted Common Shares granted pursuant to our 2009 Equity Incentive Plan that were outstanding at December 31, 2011. Additional restricted share awards were made to Messrs. Bortz, Martz and Fisher after December 31, 2011. Pursuant to SEC rules, for purposes of this table the market value per unvested LTIP unit and restricted Common Share is assumed to be $19.18, the closing market price per Common Share at the end of the last completed fiscal year, December 31, 2011. The “founders” LTIP units reached parity with Common Shares in April 2011. For more information regarding the Company’s assumptions made in the valuation of these equity awards, see Note 8 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

(3)	Amounts in this column reflect payment to the named executive officer in an amount equal to the federal excise tax on qualifying termination compensation (the “Excise Tax Payment”) plus all federal and state income taxes payable with respect to the Excise Tax Payment. The amounts shown assume tax rates for the named executive officer of 35% federal, 5.5% state, 1.45% Medicare and 20% excise, and do not account for local taxes.

DOUBLE-TRIGGER CASH STAY BONUS

In order to promote retention of our named executive officers following a change in control event, the Company has a program to encourage continued employment following such an event. If, and only if, (i) a change in control event occurs and (ii) a named executive officer remains employed by the Company on the first anniversary of that change in control event, that named executive officer is entitled to receive a lump sum cash stay bonus. A named executive officer cannot receive a cash stay bonus in addition to any of the termination payments described above. For each named executive officer, the cash stay bonus is equal to the sum of the executive’s base salary plus the greater of (x) the bonus most recently paid to the executive and (y) the average amount of the bonuses paid to the executive with respect to the three most recent fiscal years. Assuming that a change in control occurred on December 31, 2011 and that each of Messrs. Bortz, Martz and Fisher remained with the Company at least until December 31, 2012, their cash stay bonuses would have been $1,130,000, $770,000 and $770,000, respectively, based on the amount of their 2011 actual cash incentive bonuses and their 2012 base salary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth the beneficial ownership of Common Shares, as of April 16, 2012, for each shareholder of the Company that is known to the Company to be the beneficial owner of more than 5% of Common Shares based upon filings made with the SEC. The percentages shown in this table are calculated as of that date, on which date 52,352,042 Common Shares were outstanding.

Name of Beneficial Owner	Common Shares Beneficially Owned(1)
	Number	Percent of Total
Deutsche Bank AG(2)	5,891,805	11.3%
The Vanguard Group, Inc.(3)	5,321,781	10.2%
Lord, Abbett & Co. LLC(4)	4,131,855	7.9%
ClearBridge Advisors, LLC(5)	3,168,224	6.1%
BlackRock, Inc.(6)	2,864,042	5.5%
Vanguard Specialized Funds - REIT Index(7)	2,820,703	5.4%

(1)	The number of Common Shares beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The number of Common Shares held by the shareholders who filed statements on Schedule 13G as described in other footnotes to this table is current as of the date of the filing of their Schedules 13G.

(2)	The number of Common Shares and the information in this footnote are based on a statement on a Schedule 13G filed with the SEC on February 10, 2012 by Deutsche Bank AG, Deutsche Investment Management Americas (“DIMA”), Oppenheim Asset Management Services S.à. r.1 (“OAMS”) and RREEF America, L.L.C. (“RREEF”) reflecting the shares beneficially owned by the Private Clients and Asset Management business group (“PCAM”) of Deutsche Bank AG and its subsidiaries (including DIMA, OAMS and RREEF) and affiliates (collectively, “DBAG”). Deutsche Bank AG has sole voting power over 3,405,391 shares and sole dispositive power over 5,891,805 shares; DIMA has sole voting power and sole dispositive power over 215,979 shares; OAMS has sole voting and power and sole dispositive power over 3,443 shares; RREEF has sole voting power over 3,185,969 shares and sole dispositive power over 5,672,383 shares. DBAG has its principal business office at Theodor-Heuss-Allee 70, 60468 Frankfurt am Main, Federal Republic of Germany.

(3)	The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 9, 2012 by The Vanguard Group, Inc. (“Vanguard”). Vanguard has sole voting power over 78,164 shares, sole dispositive power over 5,243,617 shares and shared dispositive power over 78,164 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of Vanguard, is the beneficial owner of 78,164 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares. Vanguard has its principal business office at 100 Vanguard Blvd., Malvern, PA 19355.

(4)	The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 14, 2012 by Lord, Abbett & Co. LLC (“Lord”). Lord has sole voting power over 3,554,755 shares and sole dispositive power over 4,131,855 shares. Lord has its principal business office at: 90 Hudson Street, Jersey City, NJ 07302.

(5)	The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 14, 2012 by ClearBridge Advisors, LLC (“ClearBridge”). ClearBridge has sole voting power over 2,103,427 shares and sole dispositive power over 3,168,224 shares. ClearBridge has its principal business office at: 90 Hudson Street, Jersey City, NJ 07302.

(6)	The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 9, 2012 by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power over 2,864,042 shares and sole dispositive power over 2,864,042 shares. BlackRock has its principal business office at: 40 East 52nd Street, New York, NY 10022.

(7)	The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on January 27, 2012 by Vanguard Specialized Funds—Vanguard REIT Index Fund (“Vanguard REIT”). Vanguard REIT has sole voting power over 2,820,703 shares. Vanguard REIT has its principal business office at 100 Vanguard Blvd., Malvern, PA 19355.

Security Ownership of Management

The following table sets forth the beneficial ownership of our equity securities, as of April 16, 2012, for each of our named executive officers, each trustee and all trustees and executive officers as a group. As of that date, 52,352,042 Common Shares and 5,600,000 7.875% Series A Cumulative Redeemable Preferred Shares (“Series A Preferred Shares”) were outstanding. No executive officer or trustee owned any of the 3,400,000 8.00% Series B Cumulative Redeemable Preferred Shares then outstanding. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares. No shares have been pledged as security by any trustee or executive.

Name of Beneficial Owner	Common Shares Beneficially Owned(1)			Series A Preferred Shares Beneficially Owned(2)
	Number		Percent of Total	Number	Percent of Total
Jon E. Bortz	220,566	(3)	*	—	—
Raymond D. Martz	45,795	(4)	*	—	—
Thomas C. Fisher	32,910	(5)	*	—	—
Cydney C. Donnell	9,641		*	—	—
Ron E. Jackson	17,663		*	—	—
Phillip M. Miller	3,356		*	—	—
Michael J. Schall	17,604		*	—	—
Earl E. Webb	5,334		*	4,000	*
Laura H. Wright	8,146		*	2,000	*
All trustees and executive officers as a group (9 persons)(3)(4)(5)	361,015		*	6,000	*

*	Represents less than one percent of class.

(1)	The number of Common Shares beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.

(2)	The number of Series A Preferred Shares beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.

(3)	This amount includes 50,834 shares of unvested restricted Common Shares granted under the 2009 Equity Incentive Plan and does not include 723,035 LTIP units held by Mr. Bortz. See “Outstanding Equity Awards at Fiscal Year-End” table for details regarding vesting schedules of these restricted Common Shares.

(4)	This amount includes 23,182 shares of unvested restricted Common Shares granted under the 2009 Equity Incentive Plan and does not include 132,260 LTIP units held by Mr. Martz. See “Outstanding Equity Awards at Fiscal Year-End” table for details regarding vesting schedules of these restricted Common Shares.

(5)	This amount includes 23,182 shares of unvested restricted Common Shares granted under the 2009 Equity Incentive Plan and does not include 47,349 LTIP units held by Mr. Fisher. See “Outstanding Equity Awards at Fiscal Year-End” table for details regarding vesting schedules of these restricted Common Shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires the Company’s executive officers and trustees, and persons who own more than 10% of a registered class of the Company’s equity securities (“10% Holders”), to file reports of ownership and changes in ownership with the SEC. Officers, trustees and 10% Holders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, or written representations from reporting persons that all reportable transactions were reported, the Company believes that during the fiscal year ended December 31, 2011 the executive officers, trustees and 10% Holders timely filed all reports they were required to file under Section 16(a).

OTHER MATTERS

Solicitation of Proxies

The cost of solicitation of proxies will be paid by the Company. The trustees, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding Common Shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

The Company will employ Broadridge Financial Solutions to receive and tabulate the proxies.

Shareholder Proposals

Shareholder proposals intended to be presented at the 2013 Annual Meeting of Shareholders must be received by the Secretary of the Company no later than December 28, 2012 in order to be considered for inclusion in the Company’s Proxy Statement relating to the 2013 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”).

Our bylaws currently provide that in order for a shareholder proposal to be presented at our 2013 Annual Meeting of Shareholders, other than a shareholder proposal included in the Company’s Proxy Statement pursuant to Rule 14a-8, it must be received at our principal executive offices no earlier than the close of business on February 11, 2013, and no later than March 12, 2013. If the 2013 Annual Meeting of Shareholders is scheduled to take place before June 10, 2013 or after August 9, 2013, then notice must be delivered no earlier than the close of business on the 150th day prior to the 2013 Annual Meeting of Shareholders and not later than the close of business on the later of the 120th day prior to the 2013 Annual Meeting of Shareholders or the tenth day following the day on which public announcement of the date of the 2013 Annual Meeting of Shareholders is first made by the Company. Any such proposal should be mailed to: Pebblebrook Hotel Trust, 2 Bethesda Metro Center, Suite 1530, Bethesda, Maryland 20814, Attn: Secretary.

Additional Matters

The Board of Trustees does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

Requests for Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including the financial statements and the financial statement schedules, may be obtained without charge at our website at www.pebblebrookhotels.com. Information at, or connected to, our website is not and should not be considered part of this Proxy Statement. If you would like to receive a complimentary copy of the Annual Report on Form 10-K, please submit a written request to: Pebblebrook Hotel Trust, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

BY ORDER OF THE BOARD OF TRUSTEES

Raymond D. Martz Secretary

Bethesda, Maryland

April 27, 2012

APPENDIX A

PEBBLEBROOK HOTEL TRUST

2009 EQUITY INCENTIVE PLAN

As Amended and Restated

Effective July 10, 2012 (subject to approval of shareholders)

-i-

-ii-

-iii-

ARTICLE I

DEFINITIONS

1.01.	Affiliate

Affiliate means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies and partnerships). For this purpose, the term “control” shall mean ownership of 50% or more of the total combined voting power or value of all classes of shares or interests in the entity, or the power to direct the management and policies of the entity, by contract or otherwise.

1.02.	Agreement

Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of a Share Award, an Incentive Award, an award of Performance Units, an Option, SAR or Other Equity-Based Award (including an LTIP Unit) granted to such Participant.

1.03.	Board

Board means the Board of Trustees of the Company.

1.04.	Change in Control

“Change in Control” shall mean a change in control of the Company which will be deemed to have occurred after the date hereof if:

(1)	any “person” as such term is used in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof except that such term shall not include (A) the Company or any of its subsidiaries, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s common shares, or (E) any person or group as used in Rule 13d-1(b) under the Exchange Act, is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing at least 50% of the combined voting power or common shares of the Company;

(2)	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new trustee (other than (A) a trustee designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (1), (3), or (4) of this Section 1.05 or (B) a trustee whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of trustees of the Company) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the trustees then still in office who either were trustees at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(3)	there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 50% of the combined voting power and common shares of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(4)	there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect, including a liquidation) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than fifty percent (50%) of the combined voting power and common shares of which is owned by shareholders of the Company in substantially the same proportions as their ownership of the common shares of the Company immediately prior to such sale.

Notwithstanding the foregoing, if an award under this Plan constitutes “deferred compensation” under Section 409A of the Code, no payment shall be made under such award on account of a Change in Control unless the occurrence of one or more of the preceding events also constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, all as determined in accordance with the regulations under Section 409A of the Code.

1.05.	Code

Code means the Internal Revenue Code of 1986, and any amendments thereto.

1.06.	Committee

Committee means the Compensation Committee of the Board; provided, however, that if there is no Compensation Committee, then “Committee” means the Board; and provided, further that with respect to awards made to a member of the Board who is not an employee of the Company or an Affiliate, “Committee” means the Board.

1.07.	Common Share

Common Share means common shares of beneficial interest, par value $0.01 per share, of the Company.

1.08.	Company

Company means Pebblebrook Hotel Trust, a Maryland real estate investment trust.

1.09.	Control Change Date

Control Change Date means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the “Control Change Date” is the date of the last of such transactions.

1.10.	Corresponding SAR

Corresponding SAR means an SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

1.11.	Dividend Equivalent Right

Dividend Equivalent Right means the right, subject to the terms and conditions prescribed by the Committee, of a Participant to receive (or have credited) cash, shares or other property in amounts equivalent to the cash, shares or other property dividends declared on Common Shares with respect to specified Performance Units or Common Shares subject to an Other Equity-Based Award, as determined by the Committee, in its sole discretion. The Committee shall provide that Dividend Equivalent Rights (if any) payable with respect to any award that does not vest or become exercisable solely on account of continued employment or service shall be distributed only when, and to the extent that, the underlying award is vested or exercisable and also may provide that Dividend Equivalent Rights (if any) shall be deemed to have been reinvested in additional Common Shares or otherwise reinvested.

1.12.	Exchange Act

Exchange Act means the Securities Exchange Act of 1934, as amended.

1.13.	Fair Market Value

Fair Market Value means, on any given date, the reported “closing” price of a Common Share on the New York Stock Exchange. If, on any given date, the Common Shares are not listed for trading on the New York Stock Exchange, then Fair Market Value shall be the “closing” price of a Common Share on such other exchange on which the Common Shares are listed for trading or, if the Common Shares are not listed on any exchange, the amount determined by the Committee using any reasonable method in good faith and in accordance with the regulations under Section 409A of the Code.

1.14.	Incentive Award

Incentive Award means an award under Article XI which, subject to the terms and conditions prescribed by the Committee, entitles the Participant to receive a payment from the Company or an Affiliate.

1.15.	Initial Value

Initial Value means, with respect to a Corresponding SAR, the option price per share of the related Option and, with respect to an SAR granted independently of an Option, the price per Common Share as determined by the Committee on the date of grant; provided, however, that the price shall not be less than the Fair Market Value on the date of grant.

1.16.	LTIP Unit

LTIP Unit means an “LTIP Unit” as defined in the Operating Partnership’s partnership agreement. An LTIP Unit granted under this Plan represents the right to receive the benefits, payments or other rights set forth in that partnership agreement, subject to the terms and conditions of the applicable Agreement and that partnership agreement.

1.17.	Operating Partnership

Operating Partnership means Pebblebrook Hotel, L. P.

1.18.	Option

Option means a share option that entitles the holder to purchase from the Company a stated number of Common Shares at the price set forth in an Agreement.

1.19.	Other Equity-Based Award

Other Equity-Based Award means any award other than an Option, SAR, a Performance Unit award or a Share Award which, subject to such terms and conditions as may be prescribed by the Committee, entitles a Participant to receive Common Shares or rights or units valued in whole or in part by reference to, or otherwise based on, Common Shares (including securities convertible into Common Shares) or other equity interests including LTIP Units.

1.20.	Participant

Participant means an employee or officer of the Company or an Affiliate, a member of the Board, or an individual who provides bona fide services to the Company or an Affiliate (including an individual who provides services to the Company or an Affiliate by virtue of employment with, or providing services to, the Operating Partnership), and who satisfies the requirements of Article IV and is selected by the Committee to receive an award of Performance Units, a Share Award, an Incentive Award Option, SAR, Other Equity-Based Award or a combination thereof.

1.21.	Performance Goal

Performance Goal means a performance objective that is stated with respect to one or more of the following, alone or in combination: funds from operations; adjusted funds from operations; earnings before income taxes, depreciation and amortization (“EBITDA”); adjusted EBITDA; hotel-level EBITDA; hotel revenues; return on equity; total earnings; revenues or sales; earnings per Common Share; return on capital; Fair Market Value; or total shareholder return.

A Performance Goal may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index. When establishing Performance Goals, the Committee may exclude any or all special, unusual or extraordinary items as determined under U.S. generally accepted accounting principles, including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items and the cumulative effects of accounting changes. To the extent permitted under Section 162(m) of the Code (for any award that is intended to constitute “performance based compensation” under Section 162(m) of the Code), the Committee may also adjust the Performance Goals as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles or such other factors as the Committee may determine.

1.22.	Performance Units

Performance Units means an award, in the amount determined by the Committee, stated with reference to a specified number of Common Shares or other securities or property, that in accordance with the terms of an Agreement entitles the holder to receive a payment for each specified unit equal to the value of the Performance Unit on the date of payment.

1.23.	Person

“Person” means any human being, firm, corporation, partnership, or other entity. “Person” also includes any human being, firm, corporation, partnership, or other entity as defined in sections 13(d)(3) and 14(d)(2) of the Exchange Act. Notwithstanding the preceding sentence, the term “Person” does not include (i) the Company or any of its subsidiaries, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Common Shares.

1.24.	Plan

Plan means this Pebblebrook Hotel Trust 2009 Equity Incentive Plan as amended and restated effective July 10, 2012.

1.25.	SAR

SAR means a share appreciation right that in accordance with the terms of an Agreement entitles the holder to receive, with respect to each Common Share encompassed by the exercise of the SAR, the excess, if any, of the Fair Market Value at the time of exercise over the Initial Value. References to “SARs” include both Corresponding SARs and SARs granted independently of Options, unless the context requires otherwise.

1.26.	Share Award

Share Award means Common Shares awarded to a Participant under Article VIII.

1.27.	Ten Percent Shareholder

Ten Percent Shareholder means any individual owning more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of a “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424 of the Code) of the Company. An individual shall be considered to own any voting shares owned (directly or indirectly) by or for his or her brothers, sisters, spouse, ancestors or lineal descendants and shall be considered to own proportionately any voting shares owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which such individual is a shareholder, partner or beneficiary.

ARTICLE II

PURPOSES

The Plan is intended to assist the Company and its Affiliates in recruiting and retaining individuals and other service providers with ability and initiative by enabling such persons or entities to participate in the future success of the Company and its Affiliates and to associate their interests with those of the Company and its shareholders. The Plan is intended to permit the grant of both Options qualifying under Section 422 of the Code (“incentive stock options”) and Options not so qualifying, and the grant of SARs, Share Awards, Incentive Awards, Performance Units, and Other Equity-Based Awards in accordance with the Plan and any procedures that may be established by the Committee. No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option. The proceeds received by the Company from the sale of Common Shares pursuant to this Plan shall be used for general corporate purposes.

ARTICLE III

ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have authority to grant SARs, Share Awards, Incentive Awards, Performance Units, Options and Other Equity-Based Awards upon such terms (not inconsistent with the provisions of this Plan), as the Committee may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan), on the exercisability of all or any part of an Option or SAR or on the transferability or forfeitability of a Share Award, an Incentive Award, an award of Performance Units or an Other Equity-Based Award. Notwithstanding any such conditions, the Committee may, in its discretion, accelerate the time at which any Option or SAR may be exercised, or the time at which a Share Award, an Incentive Award or Other Equity-Based Award may become transferable or nonforfeitable or the time at which an Other Equity-Based Award, an Incentive Award or an award of Performance Units may be settled. In addition, the Committee shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan (including rules and regulations that require or allow Participants to defer the payment of benefits under the Plan); and to make all other determinations necessary or advisable for the administration of this Plan. The Committee’s determinations under the Plan (including without limitation, determinations of the individuals to receive awards under the Plan, the form, amount and timing of such awards, the terms and provisions of such awards and the Agreements) need not be uniform and may be made by the Committee selectively among individuals who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made, or action taken, by the Committee in connection with the administration of this Plan shall be final and conclusive. The members of the Committee shall not be liable for any act done in good faith with respect to this Plan or any Agreement, Option, SAR, Share Award, Incentive Award, Other Equity-Based Award or award of Performance Units. All expenses of administering this Plan shall be borne by the Company.

The Committee, in its discretion, may delegate to the Company’s Chief Executive Officer all or part of the Committee’s authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate that were consistent with the terms of the Plan and the Committee’s prior delegation. References to the “Committee” in the Plan include the Committee’s delegate to the extent consistent with the Committee’s delegation.

ARTICLE IV

ELIGIBILITY

Any employee of the Company or an Affiliate (including a trade or business that becomes an Affiliate after the adoption of this Plan) and any member of the Board is eligible to participate in this Plan. In addition, any other individual who provides significant services to the Company or an Affiliate (including an individual who provides services to the Company or an Affiliate by virtue of employment with, or providing services to, the

Operating Partnership) is eligible to participate in this Plan if the Committee, in its sole discretion, determines that the participation of such individual is in the best interest of the Company. The Committee may also grant Options, SARs, Share Awards, Incentive Awards, Performance Units and Other Equity-Based Awards to an individual as an inducement to such individual becoming eligible to participate in the Plan and prior to the date that the individual first performs services for the Company, an Affiliate or the Operating Partnership, provided that such awards will not become vested or exercisable, and no shares shall be issued or other payment made to such individual with respect to such awards prior to the date the individual first performs services for the Company, an Affiliate or the Operating Partnership.

ARTICLE V

COMMON SHARES SUBJECT TO PLAN

5.01.	Common Shares Issued

Upon the award of Common Shares pursuant to a Share Award, an Other Equity-Based Award or in settlement of an award of Performance Units or Incentive Award, the Company may deliver to the Participant Common Shares from its treasury shares or authorized but unissued Common Shares. Upon the exercise of any Option, SAR or Other Equity-Based Award denominated in Common Shares, the Company may deliver to the Participant (or the Participant’s broker if the Participant so directs), Common Shares from its treasury shares or authorized but unissued Common Shares.

5.02.	Aggregate Limit

(a) The maximum aggregate number of Common Shares that may be issued under this Plan pursuant to the exercise of Options and SARs, the grant of Share Awards or Other Equity-Based Awards and the settlement of Performance Units and Incentive Awards is 2,422,625 Common Shares. Other Equity-Based Awards that are LTIP Units shall reduce the maximum aggregate number of Common Shares that may be issued under this Plan on a one-for-one basis, i.e., each such unit shall be treated as an award of Common Shares.

(b) The maximum number of Common Shares that may be issued under this Plan in accordance with Section 5.02(a) shall be subject to adjustment as provided in Article XII.

(c) The maximum number of Common Shares that may be issued upon the exercise of Options that are incentive stock options or Corresponding SARs that are related to incentive stock options shall be determined in accordance with Sections 5.02(a) and 5.02(b).

5.03.	Individual Grant Limit

No Participant may be granted Options, SARs, Share Awards, Performance Units or Other Equity-Based Awards in any calendar year with respect to more than 855,656 Common Shares. For purposes of this Section 5.03, an Option and Corresponding SAR shall be treated as a single award. The maximum number of Common Shares for which a Participant may be granted Options, SARs, Share Awards, Performance Units and Other Equity-Based Awards in any calendar year shall be subject to adjustment as provided in Article XII.

5.04.	Reallocation of Shares

If any award or grant under the Plan (including LTIP Units) expires, is forfeited or is terminated without having been exercised or is paid in cash without delivery of Common Shares, then any Common Shares covered by such lapsed, cancelled, expired, unexercised or cash-settled portion of such award or grant and any forfeited, lapsed, cancelled or expired LTIP Units shall be available for the grant of other Options, SARs, Share Awards, Other Equity-Based Awards and settlement of Performance Units and Incentive Awards under this Plan. Any Common Shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award shall increase the number of Common Shares available for future grants or awards.

5.05.	Burn Rate Limit

During the three-year period beginning on July 10, 2012, as amended and restated herein, no award shall be made if that award, together with awards previously granted during that period, would cause the Plan’s gross average three-year “burn rate” to exceed 2.34% (the Company’s 2012 burn rate cap set forth in the Institutional Shareholder Services, Inc. 2012 U.S. Proxy Voting Summary Guidelines).

ARTICLE VI

OPTIONS

6.01.	Award

In accordance with the provisions of Article IV, the Committee will designate each individual to whom an Option is to be granted and, subject to Section 5.03, will specify the number of Common Shares covered by such awards.

6.02.	Option Price

The price per Common Share purchased on the exercise of an Option shall be determined by the Committee on the date of grant, but shall not be less than the Fair Market Value on the date the Option is granted. Notwithstanding the preceding sentence, the price per Common Share purchased on the exercise of any Option that is an incentive stock option granted to an individual who is a Ten Percent Shareholder on the date such option is granted, shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date the Option is granted. Except as provided in Article XII, the price per share of an outstanding Option may not be reduced (by amendment, cancellation and new grant or otherwise) without the approval of shareholders. In addition, no payment shall be made in cancellation of an Option if, on the date of cancellation, the option price per share exceeds Fair Market Value.

6.03.	Maximum Option Period

The maximum period in which an Option may be exercised shall be determined by the Committee on the date of grant except that no Option shall be exercisable after the expiration of ten years from the date such Option was granted. In the case of an incentive stock option granted to a Participant who is a Ten Percent Shareholder on the date of grant, such Option shall not be exercisable after the expiration of five years from the date of grant. The terms of any Option may provide that it is exercisable for a period less than such maximum period.

6.04.	Nontransferability

Except as provided in Section 6.05, each Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any transfer of an Option (by the Participant or his transferee), the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities. Except as provided in Section 6.05, during the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

6.05.	Transferable Options

Section 6.04 to the contrary notwithstanding, if the Agreement provides, an Option that is not an incentive stock option may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of an Option transferred pursuant to this Section shall be bound by the same terms and conditions that governed the Option during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Option except by will or the laws of descent and distribution. In the event of any transfer of an Option (by the Participant or his transferee), the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities.

6.06.	Employee Status

For purposes of determining the applicability of Section 422 of the Code (relating to incentive stock options), or in the event that the terms of any Option provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

6.07.	Exercise

Subject to the provisions of this Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine; provided, however, that incentive stock options (granted under the Plan and all plans of the Company and its Affiliates) may not be first exercisable in a calendar year for Common Shares having a Fair Market Value (determined as of the date an Option is granted) exceeding $100,000. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option. The exercise of an Option shall result in the termination of any Corresponding SAR to the extent of the number of shares with respect to which the Option is exercised.

6.08.	Payment

Subject to rules established by the Committee and unless otherwise provided in an Agreement, payment of all or part of the Option price may be made in cash, certified check, by tendering Common Shares or by attestation of ownership of Common Shares or by a broker-assisted cashless exercise. If Common Shares are used to pay all or part of the Option price, the sum of the cash and cash equivalent and the Fair Market Value (determined as of the day preceding the date of exercise) of the shares surrendered must not be less than the Option price of the shares for which the Option is being exercised.

6.09.	Shareholder Rights

No Participant shall have any rights as a shareholder with respect to Common Shares subject to an Option until the date of exercise of such Option.

6.10.	Disposition of Shares

A Participant shall notify the Company of any sale or other disposition of Common Shares acquired pursuant to an Option that was an incentive stock option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the Common Shares to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.

ARTICLE VII

SARS

7.01.	Award

In accordance with the provisions of Article IV, the Committee will designate each individual to whom SARs are to be granted and will, subject to Section 5.03, specify the number of Common Shares covered by such awards. No Participant may be granted Corresponding SARs (under the Plan and all plans of the Company and its Affiliates) that are related to incentive stock options which are first exercisable in any calendar year for Common Shares having an aggregate Fair Market Value (determined as of the date the related Option is granted) that exceeds $100,000.

7.02.	Maximum SAR Period

The term of each SAR shall be determined by the Committee on the date of grant, except that no SAR shall have a term of more than ten years from the date of grant. In the case of a Corresponding SAR that is related to an incentive stock option granted to a Participant who is a Ten Percent Shareholder on the date of grant, such Corresponding SAR shall not be exercisable after the expiration of five years from the date of grant. The terms of any SAR may provide that it has a term that is less than such maximum period.

7.03.	Nontransferability

Except as provided in Section 7.04, each SAR granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer, a Corresponding SAR and the related Option must be transferred to the same person or persons or entity or entities. Except as provided in Section 7.04, during the lifetime of the Participant to whom the SAR is granted, the SAR may be exercised only by the Participant. No right or interest of a Participant in any SAR shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

7.04.	Transferable SARs

Section 7.03 to the contrary notwithstanding, if the Agreement provides, an SAR, other than a Corresponding SAR that is related to an incentive stock option, may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of an SAR transferred pursuant to this Section shall be bound by the same terms and conditions that governed the SAR during the period that it was held by the Participant; provided, however, that such transferee may not transfer the SAR except by will or the laws of descent and distribution. In the event of any transfer of a Corresponding SAR (by the Participant or his transferee), the Corresponding SAR and the related Option must be transferred to the same person or person or entity or entities.

7.05.	Exercise

Subject to the provisions of this Plan and the applicable Agreement, an SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine; provided, however, that a Corresponding SAR that is related to an incentive stock option may be exercised only to the extent that the related Option is exercisable and only when the Fair Market Value exceeds the option price of the related Option. An SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the SAR could be exercised. A partial exercise of an SAR shall not affect the right to exercise the SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the SAR. The exercise of a Corresponding SAR shall result in the termination of the related Option to the extent of the number of shares with respect to which the SAR is exercised.

7.06.	Employee Status

If the terms of any SAR provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

7.07.	Settlement

At the Committee’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Common Shares, or a combination of cash and Common Shares. No fractional share will be deliverable upon the exercise of an SAR but a cash payment will be made in lieu thereof.

7.08.	Shareholder Rights

No Participant shall, as a result of receiving an SAR, have any rights as a shareholder of the Company or any Affiliate until the date that the SAR is exercised and then only to the extent that the SAR is settled by the issuance of Common Shares.

7.09.	No Reduction of Initial Value

Except as provided in Article XII, the Initial Value of an outstanding SAR may not be reduced (by amendment, cancellation and new grant or otherwise) without the approval of shareholders. In addition, no payment shall be made in cancellation of a SAR if, on the date of cancellation, the Initial Value exceeds Fair Market Value.

ARTICLE VIII

SHARE AWARDS

8.01.	Award

In accordance with the provisions of Article IV, the Committee will designate each individual to whom a Share Award is to be made and will, subject to Section 5.03, specify the number of Common Shares covered by such awards.

8.02.	Vesting

The Committee, on the date of the award, may prescribe that a Participant’s rights in a Share Award shall be forfeitable or otherwise restricted for a period of time or subject to such conditions as may be set forth in the Agreement. By way of example and not of limitation, the Committee may prescribe that a Participant’s rights in a Share Award shall be forfeitable or otherwise restricted subject to the attainment of objectives stated with reference to the Company’s, an Affiliate’s or a business unit’s attainment of objectives stated with respect to performance criteria established by the Committee, including the attainment of objectives stated with respect to one or more Performance Goals.

8.03.	Employee Status

In the event that the terms of any Share Award provide that shares may become transferable and nonforfeitable thereunder only after completion of a specified period of employment or continuous service, the Committee may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

8.04.	Shareholder Rights

Unless otherwise specified in accordance with the applicable Agreement, while the Common Shares granted pursuant to the Share Award may be forfeited or are nontransferable, a Participant will have all rights of a stockholder with respect to a Share Award, including the right to receive dividends and vote the shares; provided, however, that dividends payable on Common Shares subject to a Share Award that does not become nonforfeitable and transferable solely on account of continued employment or service, such dividends shall be distributed only when, and to the extent that, the underlying Share Award is nonforfeitable and transferable and the Committee may provide that such dividends shall be deemed to have been reinvested in additional Common Shares. During the period that the Common Shares granted pursuant to the Share Award may be forfeited or are nontransferable (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares granted pursuant to a Share Award, (ii) the Company shall retain custody of the certificates evidencing shares granted pursuant to a Share Award, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Share Award. The limitations set forth in the preceding sentence shall not apply after the shares granted under the Share Award are transferable and are no longer forfeitable.

ARTICLE IX

PERFORMANCE UNIT AWARDS

9.01.	Award

In accordance with the provisions of Article IV, the Committee will designate each individual to whom an award of Performance Units is to be made and will, subject to Section 5.03, specify the number of Common Shares or other securities or property covered by such awards. The Committee also will specify whether Dividend Equivalent Rights are granted in conjunction with the Performance Units.

9.02.	Earning the Award

The Committee, on the date of the grant of an award, shall prescribe that the Performance Units will be earned, and the Participant will be entitled to receive payment pursuant to the award of Performance Units, only upon the satisfaction of performance objectives and such other criteria as may be prescribed by the Committee, including the attainment of objectives stated with respect to one or more Performance Goals.

9.03.	Payment

In the discretion of the Committee, the amount payable when an award of Performance Units is earned may be settled in cash, by the issuance of Common Shares, by the delivery of other securities or property or a combination thereof. A fractional Common Share shall not be deliverable when an award of Performance Units is earned, but a cash payment will be made in lieu thereof. The amount payable when an award of Performance Units is earned shall be paid in a lump sum.

9.04.	Shareholder Rights

A Participant, as a result of receiving an award of Performance Units, shall not have any rights as a shareholder until, and then only to the extent that, the award of Performance Units is earned and settled in Common Shares. After an award of Performance Units is earned and settled in Common Shares, a Participant will have all the rights of a shareholder as described in Section 8.05.

9.05.	Nontransferability

Except as provided in Section 9.06, Performance Units granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. No right or interest of a Participant in any Performance Units shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

9.06.	Transferable Performance Units

Section 9.05 to the contrary notwithstanding, if the Agreement provides, an award of Performance Units may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Rule 16b-3 under the Exchange Act as in effect from time to time. The holder of Performance Units transferred pursuant to this Section shall be bound by the same terms and conditions that governed the Performance Units during the period that they were held by the Participant; provided, however that such transferee may not transfer Performance Units except by will or the laws of descent and distribution.

9.07.	Employee Status

In the event that the terms of any Performance Unit award provide that no payment will be made unless the Participant completes a stated period of employment or continued service, the Committee may decide to what extent leaves of absence for government or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

ARTICLE X

OTHER EQUITY–BASED AWARDS

10.01.	Award

In accordance with the provisions of Article IV, the Committee will designate each individual to whom an Other Equity-Based Award is to be made and will, subject to Section 5.03, specify the number of Common Shares or other equity interests (including LTIP Units) covered by such awards. The grant of LTIP Units must satisfy the requirements of the partnership agreement of the Operating Partnership as in effect on the date of grant. The Committee also will specify whether Dividend Equivalent Rights are granted in conjunction with the Other Equity-Based Award.

10.02.	Terms and Conditions

The Committee, at the time an Other Equity-Based Award is made, shall specify the terms and conditions which govern the award. The terms and conditions of an Other Equity-Based Award may prescribe that a Participant’s rights in the Other Equity-Based Award shall be forfeitable, nontransferable or otherwise restricted for a period of time or subject to such other conditions as may be determined by the Committee, in its discretion and set forth in the Agreement, including the attainment of objectives stated with respect to one or more Performance Goals. Other Equity-Based Awards may be granted to Participants, either alone or in addition to other awards granted under the Plan, and Other Equity-Based Awards may be granted in the settlement of other Awards granted under the Plan.

10.03.	Payment or Settlement

Other Equity-Based Awards valued in whole or in part by reference to, or otherwise based on, Common Shares, shall be payable or settled in Common Shares, cash or a combination of Common Shares and cash, as determined by the Committee in its discretion; provided, however, that any Common Shares that are issued on account of the conversion of LTIP Units into Common Stock shall not be issued under the Plan. Other Equity-Based Awards denominated as equity interests other than Common Shares may be paid or settled in shares or units of such equity interests or cash or a combination of both as determined by the Committee in its discretion.

10.04.	Employee Status

If the terms of any Other Equity-Based Award provides that it may be earned or exercised only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

10.05.	Shareholder Rights

A Participant, as a result of receiving an Other Equity-Based Award, shall not have any rights as a shareholder until, and then only to the extent that, the Other Equity-Based Award is earned and settled in Common Shares.

ARTICLE XI

INCENTIVE AWARDS

11.01.	Award

In accordance with the provisions of Article IV, the Committee will designate each individual to whom an Incentive Award is to be made. The amount payable under all Incentive Awards shall be finally determined by the Committee; provided, however, that no individual may receive an Incentive Award payment in any calendar year that exceeds the lesser of (i) 250% of the individual’s base salary (prior to any salary reduction or deferral elections) as of the date of grant of the Incentive Award and (ii) $2.5 million.

11.02.	Terms and Conditions

The Committee, at the time an Incentive Award is made, shall specify the terms and conditions that govern the award. Such terms and conditions may prescribe that the Incentive Award shall be earned only to the extent that the Participant, the Company or an Affiliate, during a performance period of at least one year, achieves objectives stated with reference to one or more performance measures or criteria prescribed by the Committee, including the attainment of objectives stated with respect to one or more Performance Goals. Such terms and conditions also may include other limitations on the payment of Incentive Awards including, by way of example and not of limitation, requirements that the Participant complete a specified period of employment or service with the Company or an Affiliate or that the Company, an Affiliate, or the Participant attain stated objectives or goals (in addition to those prescribed in accordance with the preceding sentence) as a prerequisite to payment under an Incentive Award.

11.03.	Nontransferability

Incentive Awards granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. No right or interest of a Participant in an Incentive Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

11.04.	Employee Status

If the terms of an Incentive Award provide that a payment will be made thereunder only if the Participant completes a stated period of employment or continued service the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

11.05.	Settlement

An Incentive Award that is earned shall be settled with a single lump sum payment which may be in cash, Common Shares or a combination of cash and Common Shares, as determined by the Committee.

11.06.	Shareholder Rights

No participant shall, as a result of receiving an Incentive Award, have any rights as a shareholder of the Company or an Affiliate until the date that the Incentive Award is settled and then only to the extent that the Incentive Award is settled by the issuance of Common Shares.

ARTICLE XII

ADJUSTMENT UPON CHANGE IN COMMON STOCK

The maximum number of Common Shares as to which Options, SARs, Performance Units, Share Awards and Other Equity-Based Awards may be granted, the individual grant limit in Section 5.03 and the terms of outstanding Share Awards, Options, SARs, Incentive Awards, Performance Units and Other Equity-Based Awards shall be adjusted as determined by the Board in the event that (i) the Company (a) effects one or more nonreciprocal transactions between the Company and its shareholders such as a share dividend, extra-ordinary cash dividend, share split-up, subdivision or consolidation of shares that affects the number or kind of Common Shares (or other securities of the Company) or the Fair Market Value (or the value of other Company Securities) and causes a change in the Fair Market Value of the Common Shares subject to outstanding awards or (b) engages in a transaction to which Section 424 of the Code applies or (ii) there occurs any other event which, in the judgment of the Board necessitates such action. Any determination made under this Article XII by the Board shall be final and conclusive.

The issuance by the Company of shares of any class, or securities convertible into shares of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Options, SARs, Performance Units, Share Awards and Other Equity-Based Awards may be granted, the individual grant limit in Section 5.03 or the terms of outstanding Share Awards, Options, SARs, Incentive Awards, Performance Shares or Other Equity-Based Awards.

The Committee may make Share Awards and may grant Options, SARs, Performance Units or Other Equity-Based Awards in substitution for performance shares, phantom shares, stock awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company or an Affiliate in connection with a transaction described in the first paragraph of this Article XII. Notwithstanding any provision of the Plan (other than the limitation of Section 5.02), the terms of such substituted Share Awards, SARs, Other Equity-Based Awards, Options or Performance Units shall be as the Committee, in its discretion, determines is appropriate.

ARTICLE XIII

COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

No Option or SAR shall be exercisable, no Common Shares shall be issued, no certificates for Common Shares shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any certificate issued to evidence Common Shares when a Share Award is granted, a Performance Unit, Incentive Award or Other Equity-Based Award is settled or for which an Option or SAR is exercised may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Option or SAR shall be exercisable, no Share Award or Performance Unit shall be granted, no Common Shares shall be issued, no certificate for Common Shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

ARTICLE XIV

GENERAL PROVISIONS

14.01.	Effect on Employment and Service

Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof), shall confer upon any individual or entity any right to continue in the employ or service of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment or service of any individual or entity at any time with or without assigning a reason therefor.

14.02.	Unfunded Plan

This Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

14.03.	Rules of Construction

Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

All awards made under this Plan are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12). This Plan and all Agreements shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Plan or any Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Committee and without requiring the Participant’s consent, in such manner as the Committee determines to be necessary or appropriate to comply with, or effectuate an exemption from, Section 409A. Each payment under an award granted under this Plan shall be treated as a separate indentified payment for purposes of Section 409A.

If a payment obligation under an award or an Agreement arises on account of the Participant’s termination of employment and such payment obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)), it shall be payable only after the Participant’s “separation from service” (as defined under Treasury Regulation section 1.409A-1(h)); provided, however, that if the Participant is a “specified employee” (as defined under Treasury Regulation section 1.409A-1(i)), any such payment that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Participant’s separation from service or, if earlier, within fifteen days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death.

14.04.	Withholding Taxes

Each Participant shall be responsible for satisfying any income and employment tax withholding obligations attributable to participation in the Plan. Unless otherwise provided by the Agreement, any such withholding tax obligations may be satisfied in cash (including from any cash payable in settlement of an award of Performance Units, SARs, Incentive Awards or Other Equity-Based Award) or a cash equivalent acceptable to the Committee. Any minimum statutory federal, state, district or city withholding tax obligations also may be satisfied (a) by surrendering to the Company Common Shares previously acquired by the Participant; (b) by authorizing the Company to withhold or reduce the number of Common Shares otherwise issuable to the Participant upon the exercise of an Option or SAR, the settlement of a Performance Unit award, Incentive Award or an Other Equity-Based Award (if applicable) or the grant or vesting of a Share Award; or (c) by any other method as may be approved by the Committee. If Common Shares are used to pay all or part of such withholding tax obligation, the Fair Market Value of the shares surrendered, withheld or reduced shall be determined as of the day the tax liability arises.

14.05.	Return of Awards; Repayment

Each Share Award, Option, SAR, Performance Unit award, Incentive Award and Other Equity-Based Award granted under the Plan, as amended and restated herein, is subject to the condition that the Company may require that such award be returned and that any payment made with respect to such award must be repaid if such action is required under the terms of any Company “clawback” policy as in effect on the date that the payment was made, on the date the award was granted or, as applicable, the date the Option or SAR was exercised or the date the Share Award, Performance Unit award or Other Equity-Based Award is vested or earned.

ARTICLE XV

CHANGE IN CONTROL

15.01.	Impact of Change in Control.

Upon a Change in Control, the Committee is authorized to cause (i) outstanding Options and SARs to become fully exercisable, (ii) outstanding Share Awards to become transferable and nonforfeitable and (iii) outstanding Performance Units, Incentive Awards and Other Equity-Based Awards to become earned and nonforfeitable in their entirety.

15.02.	Assumption Upon Change in Control.

In the event of a Change in Control, the Committee, in its discretion and without the need for a Participant’s consent, may provide that an outstanding Option, SAR, Incentive Award, Share Award, Performance Unit or Other Equity-Based Award shall be assumed by, or a substitute award granted by, the surviving entity in the

Change in Control. Such assumed or substituted award shall be of the same type of award as the original Option, SAR, Incentive Award, Share Award, Performance Unit or Other Equity-Based Award being assumed or substituted. The assumed or substituted award shall have an intrinsic value, as of the Control Change Date, that is substantially equal to the intrinsic value of the original award (or the difference between the Fair Market Value and the option price or Initial Value in the case of Options and SARs) as the Committee determines is equitably required and such other terms and conditions as may be prescribed by the Committee.

15.03.	Cash-Out Upon Change in Control.

In the event of a Change in Control, the Committee, in its discretion and without the need of a Participant’s consent, may provide that each Option, SAR, Incentive Award, Share Award and Performance Unit and Other Equity-Based Award shall be cancelled in exchange for a payment. The payment may be in cash, Common Shares or other securities or consideration received by shareholders in the Change in Control transaction. The amount of the payment shall be an amount that is substantially equal to (i) the amount by which the price per share received by shareholders in the Change in Control exceeds the option price or Initial Value in the case of an Option and SAR, or (ii) the price per share received by shareholders for each Common Share subject to a Share Award, Performance Unit or Other Equity-Based Award, (iii) the value of the other securities or property in which the Performance Unit or Other Equity-Based award is denominated or (iv) the amount payable under an Incentive Award on account of meeting all Performance Goals or other performance objectives. If the option price or Initial Value exceeds the price per share received by shareholders in the Change in Control transaction, the Option or SAR may be cancelled under this Section 15.03 without any payment to the Participant.

15.04.	Limitation of Benefits

The benefits that a Participant may be entitled to receive under this Plan and other benefits that a Participant is entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Plan, are referred to as “Payments”), may constitute Parachute Payments that are subject to Code Sections 280G and 4999. As provided in this Section 15.04, the Parachute Payments will be reduced if, and only to the extent that, a reduction will allow a Participant to receive a greater Net After Tax Amount than a Participant would receive absent a reduction.

The Accounting Firm will first determine the amount of any Parachute Payments that are payable to a Participant. The Accounting Firm also will determine the Net After Tax Amount attributable to the Participant’s total Parachute Payments.

The Accounting Firm will next determine the largest amount of Payments that may be made to the Participant without subjecting the Participant to tax under Code Section 4999 (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

The Participant will receive the total Parachute Payments or the Capped Payments, whichever provides the Participant with the higher Net After Tax Amount. If the Participant will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any noncash benefits under this Plan or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Participant) and then by reducing the amount of any cash benefits under this Plan or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Participant). The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Participant and the Company a copy of its detailed calculations supporting that determination.

As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Article XV, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed under this Section 15.04 (“Overpayments”), or that additional amounts should be paid or distributed to the Participant under this Section 15.04 (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant promptly by the Company.

For purposes of this Section 15.04, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before the Control Change Date. For purposes of this Article XV, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Participant on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Section 15.04, the term “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

Notwithstanding any other provision of this Section 14.04, the limitations and provisions of this Section 15.04 shall not apply to any Participant who, pursuant to an agreement with the Company or the terms of another plan maintained by the Company, is entitled to indemnification for any liability that the Participant may incur under Code Section 4999.

ARTICLE XVI

AMENDMENT

The Board may amend or terminate this Plan at any time; provided, however, that no amendment may adversely impair the rights of a Participant with respect to outstanding awards without the Participant’s consent. In addition, an amendment will be contingent on approval of the Company’s shareholders if such approval is required by law or the rules of any exchange on which the Common Shares are listed or if the amendment would materially increase the benefits accruing to Participants under the Plan, materially increase the aggregate number of Common Shares that may be issued under the Plan or materially modify the requirements as to eligibility for participation in the Plan.

ARTICLE XVII

DURATION OF PLAN

No Share Award, Performance Unit Award, Incentive Award, Option, SAR or Other Equity-Based Award may be granted under this Plan after February 7, 2022. Share Awards, Performance Unit awards, Incentive Awards, Options, SARs and Other Equity-Based Awards granted before such date shall remain valid in accordance with their terms.

ARTICLE XVIII

EFFECTIVE DATE OF PLAN

Options, Share Awards, Performance Units, Incentive Awards and Other Equity-Based Awards may be granted under this Plan, as amended and restated herein, on and after the date that the Plan, as amended and restated herein, is adopted by the Board, provided that, this Plan, as amended and restated herein, shall not be effective unless the votes cast in favor of the approval of the amended and restated Plan by the shareholders of the Company exceed the votes cast opposing such proposal at a duly constituted meeting of the shareholders of the Company; provided that the total votes cast on the proposal with respect to the Plan represents more than 50% in interest of all shares entitled to vote on such proposal.

PEBBLEBROOK HOTEL TRUST

2 BETHESDA METRO CENTER

SUITE 1530

BETHESDA, MD 20814

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 9, 2012. Have your notice or proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on July 9, 2012. Have your notice or proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Trustees recommends that you vote FOR the following:

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Trustees

Nominees

01 Jon E. Bortz

02 Cydney C. Donnell

03 Ron E. Jackson

04 Phillip M. Miller

05 Michael J. Schall

06 Earl E. Webb

07 Laura H. Wright

The Board of Trustees recommends you vote FOR proposals 2., 3. and 4.

For Against Abstain

2. Ratification of the appointment of KPMG LLP to serve as our independent registered public accountants for the year ending

December 31, 2012.

3. Approval, by advisory and non-binding vote, of executive compensation.

4. Approval of amended and restated 2009 Equity Incentive Plan.

NOTE: The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

0000140688 1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

PEBBLEBROOK HOTEL TRUST

Annual Meeting of Shareholders

July 10, 2012 9:00 AM

This proxy is solicited by the Board of Trustees

The shareholder(s) hereby appoint(s) Jon E. Bortz and Raymond D. Martz, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of beneficial interest of PEBBLEBROOK HOTEL TRUST that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 09:00 AM, Eastern Time, on July 10, 2012, at the DoubleTree by Hilton Bethesda-Washington DC, 8120 Wisconsin Avenue, Bethesda, Maryland 20814, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Trustees.

Continued and to be signed on reverse side

0000140688 2 R1.0.0.11699